Exhibit 10.1

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into as of November 21, 2022 (the “Effective Date”) among Unusual Machines, Inc., a Puerto Rico corporation (“Unusual”), Red Cat Holdings, Inc., a Nevada corporation (“Red Cat”), and Jeffrey Thompson, an individual, (the “Principal Stockholder”) for the purchase and sale of Rotor Riot, LLC, an Ohio limited liability company (“Rotor Riot”) and Fat Shark Holdings, Ltd, a Nevada corporation (“Acquisition” and together with Rotor Riot, each, a “Target Company” and collectively, the “Target Companies”). Unusual, Red Cat, and the Principal Stockholder are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. As used in this Agreement, references to any Party other than the Principal Stockholder includes their respective Subsidiaries. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in Article I.

WHEREAS, Red Cat owns 100% of the issued and outstanding equity interests of the Target Companies (the “Target Companies’ Capital Stock”);

WHEREAS, the Board of Directors of Red Cat (the “Red Cat Board”), in its capacity as the sole holder of the Target Companies’ Capital Stock, has: (a) determined that it is in the best interests of Red Cat to enter into this Agreement with Unusual and the Principal Stockholder whereby Unusual will acquire 100% of the Target Companies’ Capital Stock in accordance with the terms and conditions set forth in this Agreement; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby; and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend approval of the sale of the Target Companies’ Capital Stock (the “Purchase and Sale”) by a majority of the disinterested stockholders of Red Cat, in accordance with the Nevada Revised Statutes (the “NRS”);

WHEREAS, the Board of Directors of Unusual (the “Unusual Board”) has approved this Agreement and the Purchase and Sale; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants, and agreements in connection with the Purchase and Sale and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Purchase and Sale.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the Parties, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01 Certain Definitions. For purposes of this Agreement, the following capitalized words and terms have the following meanings in the Agreement, the Escrow Agreement or they are generic terms referring to names such as the names of particular agreement:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 8.07(b).

“Accredited Investor” has the meaning set forth in Section 4.12.

“Acquisition Agreement” has the meaning set forth in Section 8.07(a).

“Acquisition Proposal” has the meaning set forth in Section 11.07.

“Affiliate” of a Person means any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person. With respect to this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. When used in this Agreement with respect to Red Cat or a Target Company, Affiliate includes the Principal Stockholder.

“Agreement” has the meaning set forth in the Preamble.

“Agreed Working Capital” shall mean $0.

“Anti-Takeover Statues” has the meaning set forth in Section 4.01(e).

“Audited Financial Statements” has the meaning set forth in Section 8.23.

“Basket Amount” has the meaning set forth in Section 7.04(b).

“Business Day(s)” means any day except Saturday, Sunday or any other day on which commercial banks located in New York are authorized or required by Law to be closed for business.

“Cash Consideration” has the meaning set forth in Section 2.01 of this Agreement.

“Charter Documents” means: (a) with respect to a corporation, the articles or certificate of incorporation, as applicable, and bylaws thereto; (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement, as applicable, thereto; (c) with respect to a partnership, the certificate of formation and the partnership agreement, as applicable, thereto; and (d) with respect to any other Person, the organizational, constituent and/or governing documents and/or instruments of such Person.

“Claim(s)” has the meaning set forth in Section 7.03(e)(i).

“Closing” has the meaning set forth in Section 2.02.

“Closing Conditions” has the meaning set forth in 10.01.

“Closing Date” has the meaning set forth in Section 2.02.

“Closing Date Balance Sheet” has the meaning set forth in Section 2.04(b).

“Closing Date Working Capital” has the meaning set forth in Section 2.04(b).

“Closing Trial Balance Sheet” has the meaning set forth in Section 2.04(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 8.06.

“Company Covered Person” has the meaning set forth in Section 3.11.

“Consideration” has the meaning specified in Section 2.01.

“Control” has the meaning set forth in Section 11.07.

“Corporate Minute Books” has the meaning set forth in Section 5.06.

“COVID-19” means the COVID-19 virus.

“COVID-19 Measures” means any measures taken by applicable Governmental Authorities to combat the COVID-19 virus.

“Customs Import Duties and Impositions” has the meaning set forth in Section 5.16(d).

“Dispute Amounts” has the meaning set forth in Section 2.04(d).

“Disqualification Event” has the meaning set forth in Section 3.11.

“EDGAR” means Electronic Data Gathering, Analysis, and Retrieval system.

“End Date” has the meaning set forth in Section 11.02(a).

“Effective Date” has the meaning set forth in the Preamble.

“Escrow” means all the Escrow Shares or other funds or property deposited by the Principal Stockholder with the Escrow Agent under the Escrow Agreement.

“Escrow Agent” means the escrow agent specified in the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be entered into as of the Closing Date among the Red Cat, Unusual and the Escrow Agent, which shall be in form and substance mutually acceptable to the Parties and the Escrow Agent.

“Escrow Shares” is defined in Section 2.03(a).

“EST” means Eastern Standard Time.

“Estimated Working Capital” has the meaning set forth in Section 2.04(a).

“Estimated Working Capital Deficiency Amount” has the meaning set forth in Section 2.04(a).

“Estimated Working Capital Excess Amount” has the meaning set forth in Section 2.04(a).

“Estimated Working Capital Statement” has the meaning set forth in Section 2.04(a).

“Exchange Act” has the meaning set forth in Section 4.01(c).

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing, and mailing of the Proxy Statement, or in connection with other Regulatory Approvals, and all other matters related to the Purchase and Sale, and the other transactions contemplated by this Agreement.

“Final Working Capital” has the meaning set forth in Section 2.04(b).

“Final Working Capital Deficiency Amount” has the meaning set forth in Section 2.04(b).

“Final Working Capital Excess Amount” has the meaning set forth in Section 2.04(b).

“GAAP” has the meaning set forth in Section 4.07.

“Government bid” means any bid that, if accepted or awarded, reasonably would be expected to lead to a Government Contract between Unusual and/or any of its Subsidiaries, on the one hand, and any Governmental Authority, on the other hand.

“Government Contract” means any prime contract, subcontract, facility contract, purchase order, task order, delivery order, teaming agreement or arrangement, joint venture agreement, strategic alliance agreement, basic ordering agreement, pricing agreement, blanket purchase agreement, letter contract, grant, cooperative agreement or other similar arrangement, commitment or funding vehicle of any kind that is currently active in performance, or that has been active in performance at any time in the five year period prior to the date of the Agreement and for which final payment has not yet been made (or has not been finally closed by the relevant Government Authority) with: (a) any Governmental Authority; (b) any prime contractor of a Governmental Authority in its capacity as a prime contractor; or (c) any subcontractor at any tier with respect to any contract of a type described in the foregoing clause (a) or clause (b) above. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Authority” means any national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority.

“Governmental Consents” has the meaning set forth in Section 3.03(c).

“Hazardous Substance” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Indebtedness” has the meaning set forth in Section 4.06.

“Indemnified Losses” has the meaning set forth in Section 7.03(a)(i)(A).

“Independent Accounting Firm” has the meaning set forth in Section 2.01.

“Indemnified Party” has the meaning set forth in Section 7.04(c).

“Indemnifying Party” has the meaning set forth in Section 7.04(c).

“Intellectual Property” means all intellectual property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“IP Assignments” has the meaning set forth in Section 8.18.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (a) the actual knowledge or constructible knowledge of each officer, director or manager of a Party.

“Law(s)” means any federal, state, local, municipal, foreign, multi-national or other Laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Authority.

“Lease” means all leases, subleases, licenses, concessions, and other agreements (written or oral) under which a Party or any of its Subsidiaries holds any Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any Party to this Agreement or any of its Subsidiaries thereunder.

“Leased Real Estate” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in Real Property held by each of the Target Companies or any of their respective Subsidiaries.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative or appellate proceeding), investigation or preliminary inquiry regardless of what terms a Governmental Authority may use, hearing, claim, audit, examination commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Liability” means any liability, Indebtedness, or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever including statutory liens.

“Lock Up Agreements” has the meaning set forth in Section 8.19.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, condition (financial or otherwise) prospects or assets of any Party, or (b) the ability of any Party to consummate the transactions contemplated hereby.

“Material Contracts” means any contract where the consideration to be paid or consideration has been accrued in the 12 months prior to the date of this Agreement and in either case is in excess of $100,000 including through purchase orders.

“Material Permits” has the meaning set forth in Section 5.04.

“Nasdaq” has the meaning set forth in Section 8.11(a).

“Nasdaq Listing Application” has the meaning set forth in Section 8.11(a).

“Offering” has the meaning set forth in Section 8.01.

“Order” has the meaning set forth in Section 8.23.

“Other Covered Person” has the meaning set forth in Section 3.11.

“Party” has the meaning set forth in the preamble.

“Parties” has the meaning set forth in the preamble.

“PCAOB” has the meaning set forth in Section 8.23.

“Permitted Liens” means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Authority having jurisdiction over such Person’s owned or leased Real Property, which are not violated by the current use and operation of such Real Property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person’s owned or leased Real Property, which do not materially impair the occupancy or use of such Real Property for the purposes for which it is currently used in connection with such Person’s businesses; (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such Real Property for the purposes for which it is currently used in connection with such Person’s businesses; and (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Authority, or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Personal Data” means: (a) information that can be used to identify an individual either alone or when combined with other personal or identifying information that is linked or linkable to a specific individual, and (b) any other information covered by any applicable data privacy or security Law, each in connection with the operation of the applicable Party’s business.

“Personally Identifiable Information” means information pertaining to an individual that is regulated by one or more information privacy or security Laws.

“Preliminary Unaudited Profit & Loss Statements” has the meaning set forth in Section 2.04(a).

“Principal Stockholder” has the meaning set forth in the preamble.

“Privacy Policies” means all published privacy policies and internal privacy policies and guidelines maintained or published by the Target Company or privacy policies required by applicable Laws.

“Product Data” has the meaning set forth in Section 5.12(d).

“Product Inventory” has the meaning set forth in Section 5.12(g).

“Proxy Statement” has the meaning set forth in Section 4.01(c).

“Purchase and Sale” means the sale of the Target Companies’ Capital Stock in exchange for the consideration specified in Section 2.01.

“Purchase Price” has the meaning set forth in Section 2.01.

“Purchase Price Allocation” has the meaning set forth in Section 2.01.

"Real Property" means the real property owned, leased or subleased, together with all buildings, structures and facilities located thereon.

“Red Cat” has the meaning set forth in the preamble.

“Red Cat Adverse Recommendation Change” has the meaning set forth in Section 8.07(a).

“Red Cat Board” has the meaning set forth in the preamble.

“Red Cat Board Recommendation” has the meaning set forth in Section 4.01(d).

“Red Cat Common Stock” has the meaning set forth in Section 4.01(a).

“Red Cat Financial Statements” has the meaning set forth in Section 4.07.

“Red Cat Preferred Stock” has the meaning set forth in 4.01(a).

“Red Cat Stockholders” has the meaning set forth in the preamble.

“Red Cat Stockholder Proposals” has the meaning set forth in Section 4.01(c).

“Red Cat Stockholders Meeting” has the meaning set forth in Section 4.01(d).

“Registration Rights Agreement” has the meaning set forth in Section 8.20.

“Registration Statement” has the meaning set forth in Section 8.01.

“Regulatory Approvals” has the meaning set forth in Section 5.12(c).

“Representative(s)” means, with respect to any Person, such Person’s directors, officers, employees, stockholders, investment bankers, attorneys, accountants, consultants, or other agents or advisors.

“Requisite Red Cat Vote” has the meaning set forth in Section 4.01.

“Schedule Update” has the meaning set forth in Section 12.01(b).

“Schedules” has the meaning set forth in Section 12.01(a).

“SEC” has the meaning set forth in Section 4.01(c).

“SEC Reports” has the meaning set forth in Section 4.07.

“Securities Act” has the meaning set forth in Section 4.07.

“Special Economic Zone” has the meaning set forth in Section 5.16(d).

“Statement of Disputed Amounts” has the meaning set forth in Section 2.04(d).

“Straddle Period” has the meaning set forth in Section 9.04.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other business entity of which a majority of the shares of voting securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Superior Proposal” means a bona fide written proposal with respect to either or both of the Target Companies or its Subsidiaries that such Party’s board determines in good faith (after consultation with outside legal counsel and such Party’s financial advisor) is more favorable to the holders of such Party’s common stock than the transactions contemplated by this Agreement, including without limitation from a financial point of view, taking into account: (a) all financial considerations; (b) the identity of the third party making such Takeover Proposal; (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal; (d) the other terms and conditions of such Takeover Proposal and the implications thereof on such Party, including relevant legal, regulatory, and other aspects of such Takeover Proposal deemed relevant by such Party (including any conditions relating to financing, stockholder approval, Regulatory Approvals, or other events or circumstances beyond the control of the Party invoking the conditions). For the absence of doubt a Superior Proposal may arise from any offer for either or both of the Target Companies that is lower than the Consideration or for such an offer that includes a larger cash payment at closing or thereafter than as provided in this Agreement.

“Superior Proposal Notice Period” has the meaning set forth in Section 8.07(d).

“Takeover Proposal” means with respect to either or both of the Target Companies or its Subsidiaries, as the case may be, an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any Person or group relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement), involving any: (a) direct or indirect acquisition of assets of such Party hereto or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 15% or more of the fair market value of such Party and its Subsidiaries’ consolidated assets or to which 15% or more of such Party’s and its Subsidiaries’ net revenues or net income on a consolidated basis are attributable; (b) direct or indirect acquisition of 15% or more of the voting equity interests of such Party hereto or any of its Subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income, or assets of such Party and its Subsidiaries, taken as a whole; (c) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 15% or more of the voting power of such Party hereto; (d) merger, consolidation, other business combination, or similar transaction involving such Party hereto or any of its Subsidiaries, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 15% or more of the consolidated net revenues, net income, or assets of such Party and its Subsidiaries, taken as a whole; (e) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of such Party hereto or one or more of its Subsidiaries which, individually or in the aggregate, generate or constitute 15% or more of the consolidated net revenues, net income, or assets of such Party and its Subsidiaries, taken as a whole; or (f) any combination of the foregoing.

“Target Company” has the meaning set forth in the preamble.

“Target Companies” has the meaning set forth in the preamble.

“Target Company Contracts” has the meaning set forth in Section 5.20.

“Target Companies’ Capital Stock” has the meaning set forth in the preamble.

“Target Company Plans” has the meaning set forth in Section 5.18(c).

“Target Company Product(s)” has the meaning set forth in Section 5.12(b).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), Real Property gains, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 9.07.

“Tax Liability” has the meaning set forth in Section 8.02(b)(xvi).

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Trading Market” means any of the New York Stock Exchange, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Select Market, or the Nasdaq Global Market, or any successors of any of these exchanges on which the common stock is listed.

“Transaction Documents” has the meaning set forth in Section 5.02.

“Transition Services Agreement” has the meaning set forth in Section 11.01(i).

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“UAV” means an unmanned aerial vehicle.

“Unaudited Preliminary Balance Sheet” has the meaning set forth in Section 2.04(a).

“Unusual Board” has the meaning set forth in the preamble.

“Unusual Board Approval” has the meaning set forth in Section 3.03(d).

“Unusual Capital Stock” has the meaning defined in Section 2.01.

“Unusual Common Stock” has the meaning set forth in Section 2.01.

“Unusual Disclosure Schedules” has the meaning set forth in Article III.

“Unusual Equity Award Plan” has the meaning set forth in Section 3.01(b).

“Unusual Equity Awards” has the meaning set forth in Section 8.03(c).

“Unusual Financial Statements” has the meaning set forth in Section 3.06.

“Unusual Indemnitee(s)” has the meaning set forth in Section 7.03(a).

“Unusual Note” has the meaning set forth in Section 2.01.

“Unusual Preferred Stock” has the meaning set forth in Section 2.01.

“Unusual Subsidiary Securities” has the meaning set forth in Section 8.03(b).

“Unusual Stockholders” has the meaning set forth in Section 3.03(d).

“Unusual Subsidiaries” has the meaning set forth in Section 3.01(c).

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the common stock are then listed or quoted on a Trading Market, the daily volume weighted average price of the common stock for such date (or the nearest preceding date) on the Trading Market on which the common stock are then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. to 4:02 p.m. (EST), “Trading Day”), (b) if the common stock are traded on OTCQB or OTCQX, the volume weighted average sales price of the common stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the common stock are not then listed or quoted for trading on OTCQB or OTCQX and if prices for the common stock are then reported in the “Pink Open Market” or successor operated by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the common stock so reported, or (d) in all other cases, the fair market value of a share of common stock as determined by an independent broker-dealer selected in good faith by the Principal Stockholder and reasonably acceptable to Unusual, the fees and expenses of which shall be paid by the Principal Stockholder.

“Working Capital” has the meaning set forth in 2.4(b).

“Working Capital Calculations” has the meaning set forth in Section 2.04(b)

ARTICLE II
PURCHASE AND SALE

(a)             Section 2.01 Purchase and Sale. At the Closing, Red Cat agrees to sell to Unusual 100% of the Target Companies’ Capital Stock owned by Red Cat in exchange for a Purchase Price of $18.0 million (the “Purchase Price”) consisting of (a) $5.0 million in cash plus the amount of any Agreed Working Capital, if any (the “Cash Consideration”) at the Closing (subject to adjustment as provided in Section 2.04(c) for the amount of working capital balance, if any, on the Closing Date) (the “Final Working Capital”) and a $2.5 million Unusual Senior Secured Convertible Promissory Note (the “Unusual Note”) which shall be in form and substance mutually acceptable to the Parties, and (b) $10.5 million of shares of Unusual’s Series A Convertible Preferred Stock (the “Unusual Preferred Stock”) (the common stock issuable upon conversion of the Unusual Note or the Unusual Preferred Stock and the Unusual Preferred Stock (the “Unusual Capital Stock”). The Cash Consideration, Unusual Note and the Unusual Preferred Stock are collectively referred to herein as the “Consideration”. The Certificate of Designation of the Unusual Preferred Stock shall be in form and substance mutually acceptable to the Parties. The Unusual Note and the Unusual Preferred Stock shall be convertible into Unusual Common Stock, par value $0.01 per share (the “Unusual Common Stock”) at the lower of (A) $4.00 (subject to adjustment for stock splits, stock dividends or similar events) or (B) the Offering price. The Unusual Note and the Unusual Preferred Stock will contain 4.99/9.99% beneficial ownership blockers and other usual and customary provisions, including price protection for lower priced issuances for so long as the Unusual Note or the Unusual Preferred Stock remain outstanding. The allocation of the Purchase Price as between the acquisition of Fat Shark Holdings, Ltd and the acquisition of Rotor Riot (the “Purchase Price Allocation”) shall be mutually agreed upon prior to the Closing (as defined below) in accordance with the following procedures. Within 45 days following the Closing, Red Cat shall provide Unusual with a detailed written statement with its proposed calculation of the Purchase Price Allocation. Unusual shall have 15 days after its receipt of the proposed Purchase Price Allocation to agree or disagree with such calculation. If Unusual disagrees with such calculation and Unusual and Red Cat are unable to finally resolve such dispute within 30 days after Unusual’s receipt of the Purchase Price Calucation, then the dispute shall be resolved by a nationally-recognized accounting firm that is reasonably acceptable to Unusual and Red Cat (the “Independent Accounting Firm”).

Section 2.02 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Purchase and Sale (the “Closing”) will take place at 11:30 a.m. EST, or as soon as commercially practicable unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the Parties hereto. The Closing shall take place at the offices of Nason, Yeager, Gerson, Harris & Fumero, P.A., or remotely by exchange of documents and signatures (or their electronic counterparts), unless another place is agreed to in writing by the Parties. The actual date of the Closing is referred to as the “Closing Date.” At the Closing, Red Cat shall sell to Unusual 100% of the Target Companies’ Capital Stock, free and clear of all Liens, in return for the Consideration. In addition, as of the Closing, the officers and directors or manager of the Target Companies shall be as reflected on Schedule 2.02.

Section 2.03 Escrow Shares.

(b)             At the Closing, the Principal Stockholder shall deliver to the Escrow Agent, 450,000 shares of Unusual Common Stock with an agreed upon value of $1.8 million (the “Escrow Shares”). The Escrow Shares shall provide security for Red Cat’s and the Principal Stockholder’s indemnification obligations in Article VII including, without limitation, in connection with a breach of any representation and warranty made by Red Cat or the Principal Stockholder.

(c)             Any claim against the Escrow must be made within 9 months following Closing. If a claim is timely made the Escrow Agent shall continue to hold the Escrow Shares as provided in the Escrow Agreement.

Section 2.04 Post Closing Audit; Purchase Price Adjustment; Dispute.

(a)             No more than 10 and no later than 3 business days prior to the Closing Date, Red Cat shall prepare and deliver to Unusual (i) unaudited preliminary balance sheets of the Target Companies (the “Unaudited Preliminary Balance Sheets”) as of the Closing Date and a preliminary unaudited profit and loss statement for the period ending on the Closing Date (the “Preliminary Unaudited Profit & Loss Statements”), in accordance GAAP (collectively, the “Closing Trial Balance”), (ii) a statement (the “Estimated Working Capital Statement”) setting forth Red Cat’s reasonable and good faith estimate of the Closing Date Working Capital and the components and calculations thereof in reasonable detail, by reference to the foregoing Closing Trial Balance and (iii) a statement setting forth the calculation of the amount by which the estimated Closing Date Working Capital as shown on the Estimated Working Capital Statement (the “Estimated Working Capital”) either exceeds the Agreed Working Capital (such amount, the “Estimated Working Capital Excess Amount”) or is less than the Agreed Working Capital (such amount, the “Estimated Working Capital Deficiency Amount”).

(b)             If there was an Estimated Working Capital Excess Amount or an Estimated Working Capital Deficiency Amount, at the Closing the aggregate Consideration shall be adjusted upward or downward dollar-for-dollar as appropriate. If there is an Estimated Working Capital Excess Amount, the amount shall be paid to Red Cat as additional Cash Consideration at the Closing. If there is an Estimated Working Capital Deficiency Amount, the amount shall first be credited to the Unusual Note amount and any additional amount applied as a reduction in the Cash Consideration.

(c)             Within 45 days after the Closing Date or as soon thereafter as is reasonably practical using commercially reasonable efforts, Unusual will prepare and deliver to Red Cat (i) closing balance sheets of each of the Target Companies as of the Closing Date in accordance with GAAP (the “Closing Date Balance Sheets”), (ii) the calculations (the “Working Capital Calculations”) of the Working Capital of each of the Target Companies (the “Working Capital”) as of the Closing Date, and (iii) a statement setting forth the calculation of the actual Closing Date Working Capital of both Target Companies. The same procedure outlined in Section 2.04(a) shall be followed in paying Red Cat the actual excess of the Closing Date Working Capital over the Estimated Closing Date Working Capital or in crediting Unusual the amount by which the actual Closing Date Working Capital deficiency exceeds the Estimated Working Capital.

(d)             If Red Cat disputes the Closing Date Balance Sheets or the Closing Date Working Capital as set forth in the Working Capital Calculations, then, within 45 days following receipt of the deliverables specified in Section 2.04(c), Red Cat shall give Unusual a detailed written statement identifying all disputed items (collectively, the “Disputed Amounts”) (the “Statement of Disputed Amounts”). Unusual and Red Cat shall use reasonable efforts to resolve any such dispute. If Unusual and Red Cat are unable to finally resolve such dispute within 30 days after Unusual’s receipt of Red Cat’s Statement of Disputed Amounts, then the dispute shall be resolved by the Independent Accounting Firm. Unusual and Red Cat shall retain the Independent Accounting Firm within 30 days of the end of the 30 day period for Unusual and Red Cat to resolve their dispute. The determination of the Independent Accounting Firm shall be made as promptly as practicable and shall be final and binding on Unusual and Red Cat. The fees and expenses of the Independent Accounting Firm shall be allocated 50% to Unusual and Red Cat, provided that if the disputed amount as finally determined by the Independent Accounting Firm equals or exceeds 25% of the Closing Date Balance Sheets amount prepared by Unusual, Unusual shall be responsible for 100% of the Independent Accounting Firm fees.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF UNUSUAL

In order to induce Red Cat to enter into this Agreement and to consummate the transactions contemplated hereby, Unusual makes the representations and warranties set forth below to Red Cat and the Principal Stockholder which representations and warranties shall be true and correct on the Effective Date and as of the Closing Date, except as set forth in a Disclosure Schedule delivered by Unusual to Red Cat and the Principal Stockholder:

Section 3.01 Organization.

(a)             Organization; Standing and Power. Unusual and each of its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Each of Unusual and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, an Material Adverse Effect.

(b)             Charter Documents. The Certificate of Incorporation and By-Laws of Unusual as most recently provided to Red Cat are true, correct, and complete copies of such documents as in effect as of the Effective Date. Unusual has delivered or made available to Red Cat a true and correct copy of the Charter Documents of each of Unusual’s Subsidiaries. Neither Unusual nor any of Unusual’s Subsidiaries is in violation of any of the provisions of its Charter Documents.

(c)             Subsidiaries. Schedule 3.01(c) lists each of Unusual’s Subsidiaries as of the Effective Date and its place of organization. Schedule 3.01(c) sets forth, for each Subsidiary that is not, directly or indirectly, wholly-owned by Unusual: (i) the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding as of the Effective Date; and (ii) the number and type of shares of capital stock of, or other equity or voting interests in, such Subsidiary that, as of the Effective Date, are owned, directly or indirectly, by Unusual. All of the outstanding shares of capital stock of, or other equity or voting interests in, each of Unusual’s Subsidiaries that is owned directly or indirectly by Unusual have been validly issued, were issued free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens and restrictions, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (A) imposed by applicable securities Laws; or (B) arising pursuant to the Charter Documents of any non-wholly-owned Subsidiary of Unusual. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Unusual does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 3.02 Capital Structure.

(a)             Capital Stock. The authorized capital stock of Unusual consists of: (i) 90,000,000 shares of Unusual Common Stock; and (ii) 10,000,000 shares of preferred stock, $0.01 par value per share, of Unusual (the “Unusual Preferred Stock”, and together with the Unusual Preferred Stock, the “Unusual Capital Stock”). (A) 8,184,500 shares of Unusual Common Stock were issued and outstanding; (B) no shares of Unusual Common Stock were issued and held by Unusual in its treasury; and (C) no shares of Unusual Preferred Stock are issued and outstanding. All of the outstanding shares of capital stock of Unusual are, and all shares of capital stock of Unusual which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. None of Unusual’s Subsidiaries own any shares of Unusual Common Stock. The Unusual Common Stock and Unusual Preferred Stock represents One Hundred Percent (100%) of the issued and outstanding shares of capital stock of Unusual. Unusual has no investment or equity interest in any other Person. None of the Unusual Capital Stock has been, or will be, issued in violation of any law, preemptive right, right of first refusal or similar agreement. Neither the Unusual Notes nor the Unusual Preferred Stock to be issued to Red Cat has been, or will be, issued in violation of any federal or state law, rule, regulation or order, preemptive right, right of first refusal or similar agreement. No written or oral agreement or understanding with respect to the disposition of the Unusual Capital Stock, or the Unusual Notes, or any rights therein, other than this Agreement, exists.

(b)             Rights, Warrants, Options. Except as set forth on Schedule 3.02(b), and as contemplated to be issued or sold pursuant to the Registration Statement, there are no options, warrants or other rights, arrangements or commitments of any character to which Unusual is a party or by which Unusual is bound relating to Unusual’s Capital Stock, or obligating Unusual to issue or sell any shares of Unusual Capital Stock, or other equity interests in, Unusual or any of its Subsidiaries.

Section 3.03 Authority; Non-Contravention; Governmental Consents; Board Approval.

(a)             Authorization. Unusual has all requisite right, power and authority to execute and deliver this Agreement, the Transaction Documents to which it is a party and consummate the transactions contemplated thereby. As used in this Agreement, “Transaction Documents” means this Agreement, the Unusual Notes, the Unusual Preferred Stock, Registration Rights Agreement, the Escrow Agreement, the Transition Services Agreement and the Non-Competition Agreement. The execution and delivery of this Agreement, the Transaction Documents to which it is a party by Unusual and the consummation by Unusual of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or other action. This Agreement and has been duly executed and delivered by Unusual and constitutes the legal, valid and binding obligation of Unusual, enforceable in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity, whether considered in a proceeding in equity or at law.

(b)             Non-Contravention. The execution, delivery, and performance of this Agreement by Unusual, and the consummation by Unusual of the transactions contemplated by this Agreement, the Registration Rights Agreement, the Escrow Agreement, the Unusual Notes and the Unusual Preferred Stock, including the Purchase and Sale, do not and will not: (i) contravene or conflict with, or result in any violation or breach of Unusual’s Charter Documents; (ii) assuming that all Governmental Consents have been obtained or made, conflict with or violate any Law applicable to Unusual, any Unusual’s Subsidiaries, any of Unusual’s stockholders or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in Unusual’s or any of Unusual’s Subsidiaries’ loss of any benefit or the imposition of any additional payment or other Liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Governmental Consent under, any Material Contract to which Unusual or any of Unusual’s Subsidiaries or Unusual’s stockholders is a party or otherwise bound as of the Effective Date; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of Unusual or any of Unusual’s Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other Liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Governmental Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)             Governmental Consents. No consent, approval, order, or authorization of, or registration, declaration, or filing with, or notice to (any of the foregoing being a “Governmental Consent”), any Governmental Authority is required to be obtained or made by Unusual in connection with the execution, delivery, and performance by Unusual of this Agreement, the Registration Rights Agreement, the Escrow Agreement, the Unusual Notes and the Unusual Preferred Stock, or the consummation by Unusual of the Purchase and Sale and other transactions contemplated hereby, (excluding the Offering, as hereinafter defined, the Nasdaq listing), except for such other Consents which if not obtained or made would not have, individually or in the aggregate, a Material Adverse Effect.

(d)             Unusual Board Approval. The Unusual Board, by resolutions duly adopted by a unanimous vote at a meeting of the Unusual Board duly called and held and, not subsequently rescinded or modified in any way, has: (i) determined that this Agreement and the transactions contemplated hereby, including the Purchase and Sale, upon the terms and subject to the conditions set forth herein, are in the best interests of Unusual; (ii) approved this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Purchase and Sale, the Offering, the Registration Rights Agreement, the Escrow Agreement, the Unusual Notes and the Unusual Preferred Stock, upon the terms and subject to the conditions set forth herein (“Unusual Board Approval”).

Section 3.04 Brokers. Unusual has not employed any financial advisor, broker or finder and has not incurred and will not incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement which would be payable by Red Cat. Unusual will pay the discounts and other expenses of the Offering.

Section 3.05 Legal Proceedings. There is no action, claim, dispute, suit, investigation or proceeding pending or, to Unusual’s knowledge, threatened against Unusual or any of its properties or rights, nor any judgment, order, injunction or decree before any court, arbitrator or administrative or governmental body which might adversely affect or restrict the ability of Unusual to consummate the transactions contemplated by this Agreement including the Purchase and Sale or to perform its obligations thereunder.

Section 3.06 Financial Statements. Unusual has delivered to the other Parties a true and complete copy of the audited balance sheet of Unusual and each of Unusual’s Subsidiaries as of December 31, 2021 and 2020, and the audited consolidated profit and loss statement, statement of cash flow and statement of changes in stockholders’ equity of Unusual and each of Unusual’s Subsidiaries for the period ending on such dates and unaudited financials for the three and nine months periods ended September 30, 2022, certified by Unusual’s chief executive officer, without giving effect to any of the transactions contemplated by this Agreement (collectively, the “Unusual Financial Statements”). The Unusual Financial Statements: (a) have been prepared in accordance with the books of account and records of Unusual; (b) fairly present, and are true, correct and complete statements in all material respects of the consolidated financial condition of Unusual and the results of its operations at the dates and for the periods specified in those statements; and (c) have been prepared in accordance with GAAP consistently applied with prior periods. The Unusual Financial Statements have been prepared in accordance with the books of account and records of Unusual in accordance with GAAP and fairly present and are true and correct in all material respects of the consolidated financial condition of Unusual as the Closing Date.

Section 3.07 Absence of Undisclosed Liabilities. Other than Liabilities incurred in the ordinary course of business consistent with past practice, Unusual has no debts, claims, Liabilities, commitments or obligations of any nature whatsoever, whether accrued, absolute, contingent or otherwise, other than as provided for in this Agreement or disclosed and accrued for or reserved against in the Unusual Financial Statements. There is no basis for assertion against Unusual of any such debt, claim, Liability, commitment, obligation or loss.

Section 3.08 Registration Statement. The Registration Statement has been prepared by Unusual and does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 3.09 Employment Compliance. In the last 5 years:

(a)             to the Knowledge of Unusual, no allegations of sexual harassment, sexual misconduct, sexual, gender, racial, religious other discrimination which is in violation of applicable Laws, o retaliation or policy violations have been made involving any current or former director, officer, manager, employee or independent contractor of Unusual;

(b)             Unusual has not entered into any settlement agreement related to allegations referred to in Section 3.09(a); and

(c)             no Legal Proceedings are pending or, to the Knowledge of Unusual, threatened related to allegations referred to in Section 3.09(a) against Unusual.

Section 3.10 Accuracy of Information Furnished. No representation, statement or information contained in this Agreement (including the various exhibits attached hereto) or any agreement executed in connection herewith or in any certificate or other document delivered pursuant hereto or thereto or made or furnished to Red Cat or Principal Stockholder or its representatives by Unusual, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained herein and therein, in the light of the circumstances under which they were made, not misleading. Copies of all documents listed or described in the various exhibits attached hereto and provided by Unusual to Red Cat and Principal Stockholder are true, accurate and complete.

Section 3.11 Rule 506(d) Bad Actor Disqualification Representations and Covenants.

(a)             No Disqualification Events. Neither Unusual, nor any of its predecessors, Affiliates, any manager, executive officer, other officer of the Unusual or any Subsidiary participating in the offering, any beneficial owner (as that term is defined in Rule 13d-3 under the Exchange Act) of 20% or more of Unusual’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with Unusual in any capacity as of the date of this Agreement and on the Closing Date (each, a “Company Covered Person” and, together, “Company Covered Persons”) is or has prior to the Effective Date been subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). Unusual has exercised reasonable care to determine: (i) the identity of each person that is a Company Covered Person; and (ii) whether any Company Covered Person is subject to a Disqualification Event. Unusual has complied with its disclosure obligations under Rule 506(e).

(b)             Other Covered Persons. Unusual is not aware of any person (other than any Company Covered Person) who has been or will be paid (directly or indirectly) remuneration in connection with the sale of the Unusual Capital Stock who is subject to a Disqualification Event (each, an “Other Covered Person”).

(c)             Reasonable Notification Procedures. With respect to each Company Covered Person, Unusual has established procedures reasonably designed to ensure that Unusual receives notice from each such Company Covered Person of (A) any Disqualification Event relating to that Company Covered Person, and (B) any event that would, with the passage of time, become a Disqualification Event relating to that Company Covered Person; in each case occurring up to and including the Closing Date.

(d)             Notice of Disqualification Events. Unusual will notify Red Cat immediately in writing upon becoming aware of (A) any Disqualification Event relating to any Company Covered Person and (B) any event that would, with the passage of time, become a Disqualification Event relating to any Company Covered Person and/or Other Covered Person.

Section 3.12 The Offering. Unusual has entered into a non-binding letter of intent with an underwriter which has agreed to underwrite the Offering. A copy of the letter of intent is annexed as Schedule 3.12 hereto.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING RED CAT

In order to induce Unusual to enter into this Agreement and to consummate the transactions contemplated hereby, Red Cat and the Principal Stockholder, jointly and severally, make the representations and warranties set forth below to Unusual which representations and warranties shall be true and correct as of the Effective Date and the Closing Date, except as set forth in a Disclosure Schedule attached to this Agreement. All references in this Article IV to either Target Company shall include any Subsidiaries of such Target Company.

Section 4.01 Authority; Non-Contravention; Governmental Consents; Board Approval; Anti-Takeover Statutes.

(a)             Authority. Red Cat has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement, subject to approval of this Agreement by the affirmative vote or consent of the holders of a majority of the outstanding disinterested shares of Red Cat common stock (the “Red Cat Common Stock”) (including the shares of Red Cat Preferred Stock (“Red Cat Preferred Stock”) voting on an as-converted basis) (the “Requisite Red Cat Vote”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Red Cat and the consummation by Red Cat a of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Red Cat and no other corporate proceedings on the part of Red Cat are necessary to authorize the execution and delivery of this Agreement or to consummate the Purchase and Sale and the other transactions contemplated hereby, subject only, in the case of consummation of the Purchase and Sale, to the receipt of the Requisite Red Cat Vote. The Requisite Red Cat Vote is the only vote or consent of the holders of any class or series of Red Cat’s capital stock necessary to approve this Agreement and consummate the Purchase and Sale and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Red Cat and, assuming due execution and delivery by Unusual and Principal Stockholder, constitutes the legal, valid, and binding obligation of Red Cat, enforceable against Red Cat in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)             Non-Contravention. The execution, delivery, and performance of this Agreement by Red Cat, and the consummation by Red Cat of the transactions contemplated by this Agreement, including the Purchase and Sale, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of Red Cat or any of the Target Companies; (ii) assuming that all Governmental Consents have been obtained or made and, in the case of the consummation of the Purchase and Sale, obtaining the Requisite Red Cat Vote and assuming the absence of a Superior Proposal, conflict with or violate any Law applicable to Red Cat, any of its Subsidiaries, or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in any of Red Cat’s or the Target Companies’ loss of any benefit or the imposition of any additional payment or other Liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Governmental Consent under, any Material Contract to which any of the Target Companies are a party or otherwise bound as of the Effective Date; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of any of the Target Companies, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)             Governmental Consents. No Governmental Consent by any Governmental Authority is required to be obtained or made by Red Cat or any of the Target Companies in connection with the execution, delivery, and performance by Red Cat of this Agreement or the consummation by Red Cat of the Purchase and Sale and other transactions contemplated hereby (excluding any implementation of the Red Cat Vote and assuming the absence of a Superior Proposal, other than the Closing of the Purchase and Sale), except for: (i) the filing with the Securities and Exchange Commission (“SEC”) of (A) the Proxy Statement in preliminary and definitive form (“Proxy Statement”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (B) other filings required by applicable securities Laws, and (C) such reports under the Exchange Act as may be required in connection with this Agreement, and the other transactions contemplated by this Agreement; and (ii) such other Governmental Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)             Red Cat Board Approval. The Red Cat Board, by resolutions duly adopted by a unanimous vote (exclusive of the Principal Stockholder who shall have abstained) at a meeting of the Red Cat Board duly called and held and, not subsequently rescinded or modified in any way, has: (i) determined that this Agreement and the transactions contemplated hereby, including the Purchase and Sale, upon the terms and subject to the conditions set forth herein, are in the best interests of, Red Cat and its stockholders (“Red Cat Stockholders”); (ii) approved this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Purchase and Sale, upon the terms and subject to the conditions set forth herein; (iii) directed that this Agreement be submitted to a vote of the disinterested Red Cat Stockholders for adoption at the Red Cat Stockholders Meeting (the “Red Cat Stockholders Meeting”); and (iv) resolved to recommend that the Red Cat Stockholders vote in favor of adoption of this Agreement and the Purchase and Sale in accordance with the NRS (collectively, the “Red Cat Board Recommendation”).

(e)             Anti-Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions,” “business combination,” or other similar anti-takeover statute or regulation enacted under any Laws applicable to Red Cat is applicable to Red Cat, or any of the other transactions contemplated by this Agreement (“Anti-Takeover Statues”).

Section 4.02 Brokers. Neither Red Cat, the Target Companies nor the Principal Stockholder has employed any financial advisor, broker or finder and each has not incurred and will not incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses, in connection with the transactions contemplated by this Agreement.

Section 4.03 Capitalization. Red Cat is and will immediately prior to the Closing be the legal, record and beneficial owner of 100% of the Target Companies’ Capital Stock, and such Target Companies’ Capital Stock is and will immediately prior to the Closing be owned free and clear of any Liens, whatsoever, claims or rights under any voting trust agreements, proxies, stockholder agreements or other agreements. At the Closing, Red Cat will transfer and convey and Unusual will acquire good and valid title to the Target Companies’ Capital Stock free and clear of all Liens. No written or oral agreement or understanding with respect to the disposition of the Target Companies’ Capital Stock or any rights therein, other than this Agreement, exists.

Section 4.04 Rights, Warrants, and Options. Other than this Agreement, there are no options, warrants or other rights, arrangements or commitments of any character to which Red Cat is a party or by which Red Cat is bound relating to the Target Companies’ Capital Stock or obligating Red Cat to sell, pledge or otherwise dispose of any shares, or other equity interests in either of the Target Companies.

Section 4.05 Legal Proceedings. There is no Legal Proceeding pending or, to Red Cat’s Knowledge, threatened against Red Cat, the Target Companies or any of their respective properties or rights, nor any judgment, order, injunction or decree before any Governmental Authority which would (i)adversely affect or restrict the ability of Red Cat to consummate the transactions contemplated by this Agreement, including the Purchase and Sale or to perform their respective obligations thereunder, or (ii) could reasonably be expected to result in Material Adverse Effect on either of the Target Companies.

Section 4.06 Intentionally omitted.

Section 4.07 SEC Reports; Financial Statements. Since April 1, 2021, Red Cat has filed all reports, schedules, forms, Registration Statements and other documents required to be filed by Red Cat under the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act including pursuant to Section 13(a) for the 2 years preceding the Effective Date and as the Closing Date (or such shorter period as Red Cat was required by Law to file such documents) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”). As of their respective dates, the Target Company information in the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the Target Company Information statements contained therein, in the light of the circumstances under which they were made, not misleading. Except as disclosed on Schedule 4.07, the financial statements of Red Cat (the “Red Cat Financial Statements”) included in the SEC Reports comply in all material respects with the applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. The Target Company information contained in the Red Cat Financial Statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in the Red Cat Financial Statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Red Cat and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

Section 4.08 Intentionally Omitted.

Section 4.09 Intentionally Omitted.

Section 4.10 Investment Intent. The Consideration consisting of the Unusual Note and Unusual Preferred Stock to be received by Red Cat hereunder will be acquired for investment and only for Red Cat’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, and Red Cat has no present intention of publicly selling, granting any participation in, or otherwise distributing the same, other than as contemplated in the Registration Rights Agreement, the Registration Statement, the Offering and in connection with any distribution of the Unusual Note or the Unusual Capital Stock to the stockholders of Red Cat by dividend or distribution; provided, that, by making the representations herein, other than as set forth herein, Red Cat does not agree to hold any of the Unusual Note or the Unusual Capital Stock for any minimum period of time and reserves the right at all times to sell or otherwise dispose of all or any part of such Unusual Note or the Unusual Capital Stock pursuant to an effective Registration Statement under the Securities Act or under an exemption from such registration (provided that Red Cat complies with the conditions thereof) and in compliance with applicable federal and state securities Laws.

Section 4.11 Investment Experience. Red Cat is an experienced investor and acknowledges and represents that: (a) it is able to fend for itself; (b) can bear the economic risk of its investment in the Unusual Note or the Unusual Capital Stock; and (c) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risk of its investment in the Unusual Note or the Unusual Capital Stock.

Section 4.12 Accredited Investor Status. Red Cat is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act (“Accredited Investor”), as amended.

Section 4.13 Status of the Unusual Note and the Unusual Capital Stock. Red Cat understands and agrees as follows: (a) the Unusual Note and the Unusual Capital Stock constitute “restricted securities” under the Securities Act inasmuch as they are being acquired from Unusual in a transaction not involving a public offering; (b) subject to limited exceptions, the Unusual Note and Unusual Capital Stock may not be resold, disposed of or transferred, in whole or in part, without registration under the Securities Act; and (c) it must bear the economic risk of this investment indefinitely unless the Unusual Note and Unusual Capital Stock are registered pursuant to the Securities Act, or an exemption from registration is available. Red Cat understands that the Unusual Common Stock underlying the Unusual Note shall be registered for public sale in the Offering and it is receiving demand registration rights from the Unusual Common Stock underlying the Unusual Preferred Stock.

Section 4.14 Legend. Red Cat acknowledges that all certificates or other instruments representing the Unusual Note and Unusual Capital Stock subject to this Agreement may, at the option of Unusual, bear a restrictive legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND SUCH SECURITIES MAY NOT BE SOLD, OTHERWISE DISPOSED OF OR TRANSFERRED, IN WHOLE OR IN PART, EXCEPT PURSUANT TO A REGISTRATION STATEMENT RELATING THERETO UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS OR SOLD, TRANSFERRED OR ASSIGNED PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Section 4.15 Information Supplied. None of the information supplied or to be supplied by or on behalf of Red Cat for inclusion in the Registration Statement (exclusive of information concerning the Target Companies) or any final prospectus with respect to the Offering shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, or in the case of any final prospectus, filed with the SEC, at the time it is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING THE TARGET COMPANIES

In order to induce Unusual to enter into this Agreement and to consummate the transactions contemplated hereby, the Principal Stockholder makes the representations and warranties set forth below to Unusual which representations and warranties shall be true and correct as of the Effective Date and the Closing Date, except as otherwise noted herein or as set forth in the attached Disclosure Schedules. All references in this Article V to either Target Company shall include any Subsidiaries of such Target Company.

Section 5.01 Organization. Acquisition is a corporation duly organized and validly existing under the Laws of the State of Nevada. Rotor Riot is a limited liability company duly organized and validly existing under the Laws of the State of Ohio. Each Target Company is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned or operated by it or the nature of its business makes such qualification or licensing necessary. Each Target Company has all requisite right, power and authority to (a) own and operate its properties, (b) conduct its business as presently conducted in accordance with local business practices and (c) engage in and consummate the transactions contemplated hereby. Each Target Company is not in default under, or breach of, its Charter Documents.

Section 5.02 Authorization; Enforceability. Each Target Company has all requisite right, power and authority to execute and deliver this Agreement, the Transaction Documents to which it is a party and consummate the transactions contemplated thereby. The execution and delivery of this Agreement, the Transaction Documents to which it is a party by each Target Company and the consummation by each Target Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or other action. This Agreement has been duly executed and delivered by each Target Company and constitutes the legal, valid and binding obligation of such Party, enforceable in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity, whether considered in a proceeding in equity or at law.

Section 5.03 No Consent, Violation or Conflict. With respect to each Target Company, the execution and delivery of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and compliance by each Target Company with the provisions hereof, (a) do not and will not violate or, if applicable, conflict with any provision of Law, or any provision of such Target Company’s Charter Documents, and (b) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, cause the acceleration of performance or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of such Target Company pursuant to any instrument or agreement to which such Target Company is a party or by which such Target Company’s properties may be bound or affected.

Section 5.04 Regulatory Permits. Each Target Company and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate Governmental Authority necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither Target Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit. Neither Target Company is in conflict with, or in default or violation of any Material Permit.

Section 5.05 Brokers. No Target Company has incurred or will incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement.

Section 5.06 Organizational Documents and Corporate Records. A true and complete copy of the Charter Documents of each Target Company, as amended, will be delivered to Unusual prior to the Closing Date. The minute book of each Target Company (the “Corporate Minute Books”) will also be delivered to Unusual prior to the Closing Date. Such Corporate Minute Books contain complete and accurate records of all meetings and other corporate actions of the board of directors and/or the stockholders or members, as applicable, of each Target Company from the date of its incorporation or formation to the Effective Date. All matters requiring the authorization or approval of the board of directors and/or the stockholders or members of each Target Company have been duly and validly authorized and approved by them.

Section 5.07 Capitalization. Set forth on Schedule 5.07 is the capital structure of each Target Company. All of the Target Companies’ Capital Stock issued prior to the Closing Date has been and will be duly authorized and are and will be validly issued, fully paid and non-assessable. Red Cat is and immediately prior to the Closing will, directly or indirectly, be the legal, record and beneficial owner of 100% of the Target Companies’ Capital Stock, and such Target Companies’ Capital Stock is and immediately prior to the Closing will be owned free and clear of any Liens whatsoever, including, without limitation, claims or rights under any voting trust agreements, stockholder agreements, limited liability company agreements or other agreements. The Target Companies’ Capital Stock represents 100% of the issued and outstanding shares and/or equity interests of each Target Company. Each Target Company has no investment or equity interest in any other Person. None of the Target Companies’ Capital Stock was or will be issued in violation of any law, preemptive right, right of first refusal or similar agreement. No written or oral agreement or understanding with respect to the disposition of the Target Companies’ Capital Stock or any rights therein, other than this Agreement, exists.

Section 5.08 Rights, Warrants, and Options. There are no options, warrants or other rights, arrangements or commitments of any character to which either Target Company is a party or by which either Target Company is bound relating to the issued or unissued securities of such Target Company or obligating such Target Company to issue or sell any shares of common stock or other equity interests of, such Target Company. There are no outstanding obligations of either Target Company to redeem or otherwise acquire any of the Target Companies Capital Stock and there are no outstanding contractual obligations of either Target Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

Section 5.09 Financial Statements. Red Cat has delivered to Unusual a true and complete copy of the audited consolidated balance sheet of the Target Companies as of April 30, 2021 and 2022, and the audited consolidated profit and loss statement, statement of cash flow and statement of changes in stockholders’ equity of the Target Companies for the period ending on such dates together with the same financial statements for the three and six months ended July 31 and October 31, 2021 and 2022 which interim financial statements have been reviewed by Red Cat’s auditors (collectively, the “Target Companies’ Financial Statements”). Each of the consolidated Target Companies’ Financial Statements (including, in each case, any notes and schedules thereto) : (i) have been prepared in accordance with the books of accounts and records of the Target Companies; (ii) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (iii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); (iv) reflected the effects of COVID-19 and COVID-19 Measures on the Target Companies and include adequate provisions to reflect the material effects of COVID-19 and COVID-19; and (v) fairly presented in all material respects the consolidated financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Target Companies and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material). The Target Companies’ Financial Statements will (a) be prepared in accordance with the books of account and records of each Target Company for the six months ended October 31, 2021 and 2022 and will be true, correct and complete statements in all material respects of the consolidated financial condition of each Target Company as the Closing Date.

Section 5.10 Absence of Undisclosed Liabilities. As of the Closing Date, each Target Company has no Liabilities, of any nature whatsoever, whether accrued, absolute, contingent or otherwise, other than as provided for in this Agreement or disclosed and accrued for or reserved against in the Financial Statements or in the Closing Trial Balance. There is no basis for assertion against either Target Company of any such debt, claim, Liability. For the avoidance of doubt, the Red Cat acknowledges that Unusual is not assuming any such Liabilities, not disclosed and accrued for or reserved against in the Closing Trial Balance, and Unusual will be indemnified for such pursuant to Section 7.04.

Section 5.11 Compliance with Laws.

(a)             In addition to the representations and warranties set forth in Sections 5.12 and 5.13, each Target Company is in compliance with all Laws applicable to it or its properties or has made all necessary filings to be in compliance with all such Laws, including, without limitation, those relating to (i) the development, testing, manufacture, packaging and labeling of Target Company Products, (ii) employment, occupational safety and employee health, (iii) sexual or other harassment and discriminatory practices in violation of any constitution or Laws, (iv) building, zoning and land use; and (v) the Foreign Corrupt Practices Act and all applicable anti-bribery, anti-kickback and related Laws and regulations. No Target Company has received notification from any Governmental Authority asserting that it is not in compliance with or has violated any of the Laws which such Governmental Authority enforces, or threatening to revoke any authorization, consent, approval, franchise, license, or permit, and each Target Company is not subject to any agreement or consent decree with any Governmental Authority arising out of previously asserted violations, except such non-compliance which is not reasonably expected to result in a Material Adverse Effect on such Target Company.

(b)             Each Target Company has at all times been in compliance all Laws applicable to it relating to export control, trade embargoes, and anti-boycott prohibitions. No Target Company Product sold or services provided by any Target Company during the last 5 years has been, directly or indirectly, sold to or performed on behalf of any country subject to the restricted list of the Office of Foreign Assets Control Regulations (OFAC), or International Traffic In Arms Regulations (ITAE), or similar restrictions of the United States, including Cuba, Iraq, Iran, Libya or North Korea or customers in such countries.

Section 5.12 Regulatory Compliance; UAV.

(a)             Each Target Company is in compliance with all applicable Laws, and policies administered or enforced by any Governmental Authority that regulates Target Company Products or services and any other Governmental Authority that regulates the development of UAV or educational products in any jurisdiction, including, without limitation, relating to state or federal anti-kickback sales and marketing practices, insurance and bonding, advertising and promotion, pre- and post-marketing reporting, and all other pre- and post-marketing reporting requirements, as applicable.

(b)             Schedule 5.12(b) lists each product developed, manufactured, licensed, distributed or sold by each Target Company (collectively, the “Target Company Product(s)”). Each Target Company Product manufactured by or on behalf of each Target Company has been manufactured in accordance with (i) the product registration applicable to such Target Company Product, (ii) the specifications under which the Target Company Product is normally and has normally been manufactured, (iii) the applicable provisions of current “CE” or “UL” good manufacturing practices or other Governmental Authority and (iv) without limiting the generality of Section 5.24, the provisions of all applicable Laws.

(c)             Each Target Company has obtained all registrations or submissions and all FAA permits required for the Target Company Products and all amendments and supplements thereto, and all other Material Permits required by any Governmental Authority to conduct the business as it is currently conducted (the “Regulatory Approvals”). All of the Regulatory Approvals have been duly and validly issued and are in full force and effect, and each Target Company is in compliance with each FAA permit and Material Permit held by or issued to it. Except as listed on Schedule 5.12(c), each Target Company is the sole and exclusive owner of the Regulatory Approvals and holds all right, title and interest in and to all such Regulatory Approvals. Neither Target Company has granted any third party any right or license to use, access or reference any of the Regulatory Approvals, including without limitation, any of the know-how contained in any of the Regulatory Approvals nor rights (including any regulatory exclusivities) associated with each such Regulatory Approvals.

(d)             There is no action or proceeding by any Governmental Authority pending or, to the Knowledge of each Target Company, Red Cat or any of their Affiliates, threatened seeking the recall of any of the Target Company Products or the revocation or suspension of any Regulatory Approval. Each Target Company has made available to Unusual its complete and correct copies of all Regulatory Approvals. In addition, (i) each Target Company has made available to Unusual a complete and correct copy of the Target Company Products’ Data (“Product Data”); (ii) to the Knowledge of the Target Companies, or any of their Affiliates, Red Cat, all Laws applicable to the preparation and submission of the Regulatory Approvals to the relevant regulatory authorities have been complied with; (iii) to the Knowledge of the Target Companies, Red Cat or any of their Affiliates, each Target Company has filed with the relevant Governmental Authority all required notices, supplemental applications, and annual or other reports, including adverse experience reports, with respect to the Regulatory Approvals.

(e)             There exist no set of facts: (i) which could furnish a basis for the recall, withdrawal or suspension of any Target Company Product registration, Target Company Product license, manufacturing license, wholesale dealers license, export license or other license, approval or consent of any Governmental Authority with respect to either Target Company or any of the Target Company Products; or (ii) which could furnish a basis for the recall, withdrawal or suspension of any Target Company Product from the market, the termination or suspension of any testing of any Product, or the change in marketing classification of any Target Company Product.

(f)              Except as set forth on Schedule 5.12(h), all Target Company Products have been merchantable and free from defects in material or workmanship for the term of any applicable warranties and under the conditions of any express or implied specifications and warranties arising under Law and as set forth in the specific order. Except as disclosed on Schedule 5.12(h) hereto, neither Target Company has received any claims based on alleged failure to meet the specifications or breach of product warranty arising from any applicable manufacture or sale of Target Company Products.

(g)             As of the Closing Date, all inventory (“Product Inventory”) will conform to the specifications therefor contained in the Regulatory Approvals and to the Regulatory Approvals and with the requirements of all applicable Regulatory Approvals and is capable of maintaining such until the expiration date therefor.

(h)             Each Target Company is and has been in compliance with all Laws requiring the maintenance or submission of reports or records under requirements administered by the FAA or any other Governmental Authority. No Target Company, nor any of their respective employees or agents, have made an untrue or fraudulent statement to the FAA or any other applicable Governmental Authority, or in any records and documentation prepared or maintained to comply with the applicable Laws, or failed to disclose a fact required to be disclosed to the FAA or any other similar Governmental Authority.

(i)              No Target Company nor Red Cat has been convicted of any crime or engaged in any conduct that could result or resulted in debarment, exclusion or disqualification by the FAA or any other Governmental Authority and there are no Legal Proceedings pending or, to the Knowledge of either Target Company, Red Cat or any of their Affiliates, threatened that reasonably might be expected to result in criminal or civil liability or debarment, exclusion or disqualification by the FAA or any other Governmental Authority. No Target Company has received written notice of or been subject to any other enforcement action involving the FAA or any other Governmental Authority, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order or target or no-target letter, and none of the foregoing are pending or, to any Target Company’s, Red Cat’s or any of their Affiliates, Knowledge, threatened in writing against any Target Company.

(j)              Each Target Company has security measures and safeguards in place to protect Personally Identifiable Information it collects from customers and other parties from illegal or unauthorized access or use by its personnel or third parties or access or use by its personnel or third parties in a manner that violates the privacy rights of third parties. To the Knowledge of Red Cat, the Target Company or any of their Affiliates, the Target Companies have complied in all material respects with all applicable Laws relating to privacy and consumer protection and neither has collected, received, stored, disclosed, transferred, used, misused or permitted unauthorized access to any information protected by applicable Laws related to privacy, whether collected directly or from third parties, in an unlawful manner. The Target Companies have taken all reasonable steps to protect Personally Identifiable Information against loss or theft and against unauthorized access, copying, use, modification, disclosure or other misuse.

(k)             Neither Target Company is party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders or similar agreements with or imposed by any Governmental Authority.

(l)              True and complete copies of all information, data, protocols, study reports, safety reports and/or other relevant documents and materials have been made available to Unusual.

Section 5.13 Compliance with Environmental Laws. Each Target Company is in compliance with all applicable Environmental Laws. Except as set forth on Schedule 5.13, there have been no governmental claims, citations, notices of violation, judgments, decrees or orders issued against either Target Company for impairment or damage, injury or adverse effect to the environment or public health and there have been no private complaints with respect to any such matters. There is no condition relating to any properties of either Target Company that would require any type of remediation, clean-up, response or other action under applicable Environmental Laws and each Target Company has complied with Environmental Laws in the generation, treatment, storage and disposal of Hazardous Substances.

Section 5.14 Legal Proceedings. (a) No Target Company is a party to any pending or threatened Legal, Proceeding, and (b) no Person who is or was within the last 5 years a director or officer of either Target Company is a party to any pending, or threatened, Legal Proceeding in such Person’s capacity as a director or officer (or the equivalent managerial authority) of such Target Company, which might adversely affect such Target Company to consummate the transactions contemplated by this Agreement, including the Purchase and Sale or to perform their respective obligations thereunder, or might reasonably be expected to result in Material Adverse Effect on either of the Target Companies.

Section 5.15 Title to and Condition of Personal Property.

(a)             Each Target Company has and will have good and marketable title or leasehold interest to each item of equipment and other personal property worth more than $10,000 included as an asset in the Closing Trial Balance and/or used in connection with the operation of its business.

(b)             The buildings, structures, appurtenances, leasehold improvements, equipment, machinery, rolling stock and other tangible property owned or used by each Target Company (i) are not, and as of the Closing Date, will not be in need of substantial maintenance or repairs (except for ordinary or routine maintenance or repairs), (ii) are, and as of the Closing Date will be, free of structural or non-structural defects, and (iii) have access to adequate water, sewer, gas, telephone, high speed Internet service needed for the business of each Target Company and electric utilities which are in good working order; in each instance as is sufficient to conduct the business of such Target Company as currently conducted.

(c)             Each item of equipment, personal property and asset of each Target Company, which will be included as an asset in the Closing Trial Balance and/or used in connection with the operation of its business shall remain with such Target Company. Schedule 5.15(c) sets forth the full and complete list of all assets owned by each Target Company as of the Effective Date which will be updated as of the Effective Date. Except as set forth on such Schedule 5.15(c), none of the items of equipment, personal property and assets included therein was imported under a temporary import or similar regulatory regime that would restrict the transfer, or would cause either Target Company to owe additional Taxes as a result of the transfer, of such property.

Section 5.16 Real Property.

(a)             Schedule 5.16(a) sets forth the street address of each parcel of Real Property leased by each Target Company. Unusual has been delivered true and complete copies of all of the lease agreements relating to the Real Property. Each Target Company enjoys peaceful and undisturbed possession of the Real Property.

(b)             No Target Company owns any Real Property.

(c)             All construction and improvements made on the Real Property are and, as of the Closing Date, will not be in need of substantial repairs except for ordinary or routine maintenance or repairs.

(d)             Acquisition’s Subsidiary, Fat Shark Holdings, Ltd, a Cayman Islands exempted company, is exempted from “Customs Import Duties and Impositions” and operates in the Special Economic Zone pursuant to the Special Economic Zones Law of the Caymans Island under Identification No. 101259659, which is in full force and effect. There is no action or proceeding by any Governmental Authority pending or, to the Knowledge of Red Cat or the Principal Stockholder threatened seeking the revoke or suspend the exemption from Customs Import Duties and Impositions.

Section 5.17 Intentionally Omitted.

Section 5.18 Employment Matters.

(a)             There are no employment, consulting, severance or indemnification arrangements, arrangements which contain change of control provisions, agreements, or understandings between either Target Company and any officer, director, manager, consultant or employee. Schedule 5.18(a) contains the names, job descriptions and annual salary rates and other compensation of all officers, directors, employees and consultants of each Target Company (including compensation paid or payable by such Target Company under the Target Company Plans (as defined)), and a list of all employee policies (written or otherwise), employee manuals or other written statements of rules or policies concerning employment or providing services, including working conditions, vacation and sick leave (or paid time off), a complete copy of each of which (or a description, if unwritten) has been delivered to Unusual.

(b)             Each Target Company has complied with all applicable employment Laws, including payroll and related obligations, benefits, and social security, and does not have any obligation in respect of any amount due to employees of such Target Company or Governmental Authorities, other than normal salary, other fringe benefits and contributions accrued but not payable on the Effective Date.

(c)             Schedule 5.18(c) sets forth a complete list of all pension, retirement, 401-K, share purchase, share bonus, share ownership, share option, profit sharing, savings, medical, disability, hospitalization, insurance, deferred compensation, bonus, incentive, welfare or any other material employee benefit plan, policy, agreement, commitment, arrangement or practice currently or previously maintained by each Target Company for any of its directors, officers, consultants, employees or former employees (the “Target Company Plan(s)”).

Without limiting the generality of Section 5.18, each Target Company Plan has been administered in accordance with its terms and applicable Law. With respect to the Target Company Plans, (i) no event has occurred and there exists no condition, facts or circumstances, which could give rise to any liability of either Target Company under the terms of such Target Company Plans or any applicable Laws, (ii) each Target Company has paid or accrued all amounts required under applicable Laws and any Target Company Plan to be paid as a contribution to each Target Company Plan through the Effective Date, (iii) each Target Company has set aside adequate reserves to meet contributions which are not yet due under any Target Company Plan, (iv) the fair market value of the assets of each funded Target Company Plan, the liability of each insurer for any Target Company Plan funded through insurance or the book reserve established for any Target Company Plan, together with accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such Target Company Plan according to the actuarial assumptions and valuations most recently used to determine employee contributions to such Target Company Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations, and (v) each Target Company Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

On or after the Effective Date, no Target Company Plan has been, or will be, (i) terminated, (ii) amended in any manner which would directly or indirectly increase the benefits accrued, or which may be accrued, by any participant thereunder or (iii) amended in any manner which would materially increase the cost to either Target Company or Unusual of maintaining such Target Company Plan. No Target Company Plan provides retiree medical or retiree insurance benefits to any Person. Except as disclosed or noted in the Financial Statements, there are no amounts due or owing to any employee of either Target Company for any accrued salary, remuneration, compensation and/or benefit, including, without limitation, amounts due for accrued vacation, sick leave or commissions.

Section 5.19 Labor Relations. There is no strike or dispute pending or threatened involving any employees of either Target Company. None of the employees of either Target Company is a member of any labor union and neither Target Company is a party to, otherwise bound by, or threatened with any labor or collective bargaining agreement. None of the employees of either Target Company are known to be engaged in organizing any labor union or other employee group that is seeking recognition as a bargaining unit. Without limiting the generality of Section 5.18, (a) no unfair labor practice complaints are pending or threatened against either Target Company, and (b) no Person has made any claim, and there is no basis for any claim, against either Target Company under any statute, regulation or ordinance relating to employees or employment practices, including without limitation those relating to age, sex, gender, racial or other types of discrimination, conditions of employment, and wages and hours.

Section 5.20 Contracts. Schedule 5.20 sets forth a list of all Material Contract to which each Target Company is a party (all such contracts, agreements, arrangements or commitments as are required to be set forth on Schedule 5.20 being referred to herein collectively as the “Target Company Contracts”), including, without limitation with respect to each Target Company:

(a)             each partnership, joint venture or similar agreement of such Target Company with another Person;

(b)             each contract or agreement under which such Target Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness or under which such Target Company has imposed (or may impose) a Lien on any of its assets, whether tangible or intangible securing;

(c)             each contract or agreement which involves or contributes to such Target Company, aggregate annual remuneration which exceeds 5% of such Target Company’s consolidated annual net revenues for the 12 months ended April 30, 2021 or 2022;

(d)             all leases and subleases from any third Person to such Target Company;

(e)             each contract or agreement to which such Target Company or any of its Affiliates is a party limiting the right of such Target Company (i) to engage in, or to compete with any Person in, any business, including each contract or agreement containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by such Target Company or (ii) to solicit any customer or client;

(f)              fire, casualty, liability, title, worker’s compensation and all other insurance policies and binders maintained by such Target Company;

(g)             all collective bargaining or other labor union contracts or agreements to which such Target Company is a party or applicable to Persons employed by such Target Company;

(h)             all licenses, licensing agreements and other agreements providing in whole or part for the use of any Intellectual Property of such Target Company; and

(i)              all other contracts or agreements which individually or in the aggregate are material to such Target Company or the conduct of its business, other than those which are terminable upon no more than 30 days’ notice by such Target Company without penalty or other adverse consequence.

Schedule 5.20 further identifies each of the Target Companies’ Material Contracts which contain anti-assignment, change of control or notice of assignment provisions. The Target Companies Material Contracts are each in full force and effect and are the valid and legally binding obligations of each Target Company which is a party thereto and are valid and binding obligations of the other parties thereto. To the Knowledge of the Red Cat and the Target Companies, no Target Company is a party to, nor is its business or any of its assets bound by, any oral agreement. No Target Company is in default under its Charter Documents or in default under any Material Contract to which it is a party, and no event has occurred which with the giving of notice or lapse of time or both would constitute such a default.

Section 5.21 Tax Matters. Except as set forth on Schedule 5.21:

(a)              All Tax Returns required to be filed on or before the Closing Date by or with respect to the Target Companies and their Subsidiaries (which for this Section 5.21 shall exclude any Cayman Island Subsidiaries) have (or by the Closing Date will have) been duly filed or the time for filing such Tax Returns shall have been validly extended to a date after the Closing Date. Such Tax Returns are true, correct, and complete in all respects. Except for Taxes reflected or reserved against in the Target Companies’ Financial Statements, the Target Companies and their Subsidiaries have paid all Taxes due and with respect to Taxes not yet due, all such Taxes not yet paid have been appropriately reserved against in accordance with GAAP. Neither the Target Companies nor their Subsidiaries is subject to any joint venture, partnership, or other arrangement or Target Company Contract which is treated as a partnership for federal income tax purposes. Neither of the Target Companies nor any of their respective Subsidiaries is a party to any Tax indemnity, Tax sharing or Tax allocation agreement.

(b)             As of the Effective Date, there is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes of any of the Target Companies or any of their respective Subsidiaries, and no power of attorney with respect to any such Taxes, has been executed or filed with the IRS or any other taxing authority that remains in force.

(c)              During the last 5 years there has been no and as of the Effective Date (and will not be as of the Closing Date) there are no presently pending audits or Legal Proceedings with respect to any Taxes of the Target Companies or their Subsidiaries.  No claim has ever been made by a Governmental Authority in a jurisdiction where a Target Company does not file a Tax Return that any of the Target Companies is or may be subject to taxation by that jurisdiction.

(d)             All Taxes required to be withheld by the Target Companies or their Subsidiaries have been duly and timely withheld, and such withheld Taxes have been duly and timely paid to the appropriate governmental entity.

(e)              There are no Tax Liens upon the assets of the Target Companies or their Subsidiaries except Liens for current Taxes not yet due and payable.

(f)              The Target Companies and their Subsidiaries do not have any potential Liability for any Taxes.

(g)             No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Target Companies.

(h)             No Target Company, nor any of their respective Subsidiaries, will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i)                    any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)                    an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)                    a prepaid amount received on or before the Closing Date;

(iv)                    any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v)                    any election under Section 108(i) of the Code.

(i)               There are no foreign jurisdictions in which any Target Company is subject to Tax, is engaged in business or has a permanent establishment. No Target Company, nor any of their respective Subsidiaries, has entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. No Target Company, nor any of their respective Subsidiaries, has transferred an intangible asset, the transfer of which would be subject to the rules of Section 367(d) of the Code.

Section 5.22 Guaranties. No Target Company is a party to any guaranty, and no Person is a party to any guaranty for the benefit of either Target Company.

Section 5.23 Insurance. Set forth on Schedule 5.23 is a list of all insurance policies providing insurance coverage of any nature to each Target Company. Each Target Company has previously delivered to Unusual a true and complete copy of all of such insurance policies as amended. Such policies are sufficient for the compliance by each Target Company with all requirements of Law and all Target Company Contracts. All of such policies are in full force and effect and are valid and enforceable in accordance with their terms, and each Target Company has complied with all terms and conditions of such policies, including the payment of premium payments. None of the insurance carriers has indicated to any Target Company an intention to cancel any such policy. No Target Company has any claim pending or anticipated against any of the insurance carriers under any of such policies and there has been no actual or alleged occurrence of any kind which may give rise to any such claim.

Section 5.24 Inventories. The inventories of each Target Company shown on the balance sheets included in the Target Companies’ Financial Statements and the inventories of each Target Company are stated and will be stated at not more than the lower of cost (on a first-in first-out basis) or market, and are fit for their particular use, do not and will not include any items below standard quality, defective, damaged or spoiled, obsolete or of a quality or quantity not usable or salable in the ordinary course of the business of each Target Company as currently conducted or any items whose expiration date has passed or will pass within 12 months of the Effective Date hereof and as of the Closing Date (which, with respect to items which do not have an expiration date, shall in any event not include quantities of items not usable or salable within 12 months from the Effective Date and as of the Closing Date), the value of which has not been fully written down or reserved against in the Financial Statements. Each Target Company has and will continue to have adequate quantities and types of inventory to enable it to conduct its business consistent with past practices and anticipated operations. Schedule 5.24 sets forth a list of all of each Target Company’s inventory as of the Closing Date.

Section 5.25 Intellectual Property Rights.

(a)             Schedule 5.25 sets forth a complete and correct list of all Intellectual Property that is owned by each Target Company and the Intellectual Property that each Target Company has a license, sublicense or other permission to use. Except as set forth on Schedule 5.25, each Target Company owns all right, title and interest in and to, or has a license, sublicense or other permission to use, all of the Intellectual Property, free and clear of all Liens or other encumbrances. All necessary registration, maintenance and renewal fees in connection with such Intellectual Property have been paid and all necessary documents and certificates in connection with such Intellectual Property have been filed with the relevant copyright, trademark or other governmental or regulatory authorities for the purposes of maintaining such Intellectual Property.

(b)             The Intellectual Property constitutes all patents and patent applications, and technology, know-how, trade secrets and information owned or licensed to each Target Company relating to the manufacture, use or sale of the Target Company Products. There have been no claims made against either Target Company or any of their respective Affiliates asserting the invalidity, abuse, misuse, or unenforceability of any of the Intellectual Property, and, to the Knowledge of each Target Company, Red Cat or any of their Affiliates, no grounds for any such claims exist. No Target Company, Red Cat nor any of their respective Affiliates has made any claim of any violation or infringement by others of its rights in the Intellectual Property, and, to the Knowledge of each Target Company, Red Cat or any of their respective Affiliates, no grounds for any such claims exist. Neither each Target Company, Red Cat nor any of their Affiliates has received any notice that it is in conflict with or infringing upon the asserted rights of others in connection with the Intellectual Property and, to the Knowledge of each Target Company, Red Cat or any their Affiliates, the use of the Intellectual Property by each Target Company, Red Cat or any of its Affiliates is not infringing and has not infringed upon any rights of any other Person. No interest in any of the Intellectual Property has been assigned, transferred, licensed or sublicensed by either Target Company or any of their Affiliates to any Person. No Target Company, Red Cat nor any of their Affiliates has Knowledge of any act or failure to act by any of them or any of their respective directors, officers, employees, attorneys or agents during the prosecution or registration of, or any other proceeding relating to, any of the Intellectual Property or of any other fact which could render invalid or unenforceable or negate the right to issuance of any of any of the Intellectual Property.

(c)             Each Target Company has taken reasonable steps to protect the confidentiality and value of all trade secrets and any other confidential information that are owned, used, or held by such Target Company in confidence, including entering into licenses and Target Company Contracts that require employees, licensees, contractors, and other Persons with access to trade secrets or other confidential information to safeguard and maintain the secrecy and confidentiality of such trade secrets. To the Knowledge of Red Cat or any of their Affiliates, each Target Company and Red Cat, such trade secrets have not been used, disclosed to, or discovered by any Person except pursuant to valid and appropriate non-disclosure, license, or any other appropriate Target Company Contract which has not been breached.

Section 5.26 Power of Attorney. Neither Target Company has issued, granted or executed any powers of attorney on behalf of such Target Company which is in force at the Closing Date, other than in connection with routine legal filings.

Section 5.27 Absence of Material Adverse Effects. Since April 30, 2022, each Target Company has conducted its business only in the ordinary and usual course and in a manner consistent with past practices and, since such date there has been no Material Adverse Effect relating to either Target Company and such Target Company has not engaged or agreed to engage in any actions described in Section 8.02.

Section 5.28 Accounts and Notes Receivable and Payable. Set forth on Schedule 5.28 is a true and complete aged list of unpaid accounts and notes receivable owing to and owed by each Target Company as of the most recent practicable date. All of such accounts and notes receivable and payable constitute bona fide, valid and binding claims arising in the ordinary course of such Target Company’s business. Except as set forth on Schedule 5.28, there is no agreement for deduction, free goods, discounts, or other deferred price or adjustment to such receivables. Except as set forth on Schedule 5.28, (a) all receivables owing to each Target Company are less than 90 days old, are fully collectible and (b) will be collected in the ordinary course of business.

Section 5.29 Related Parties. Except as disclosed on Schedule 5.29, to the Knowledge of Red Cat and the Principal Stockholder, neither Red Cat, nor any other officer, director, or employee of either Target Company, or any of their respective spouses, domestic partners, or family member has, directly or indirectly, (a) any ownership interest in, or is a director, officer, manager, employee, consultant or agent of, any Person which is a competitor, supplier or customer of either Target Company; (b) any ownership interest in any property or asset, tangible or intangible, including any Intellectual Property, used in the conduct of either Target Company’s business; (c) any interest in or is, directly or indirectly, a party to, any Target Company Contract; (d) any contractual or other arrangement with either Target Company, or any competitor, supplier or customer of either Target Company; (e) any cause of action or claim whatsoever against, or owes any amount to, either Target Company; or (f) any Liability to either Target Company. Except as disclosed on Schedule 5.29, neither Target Company nor any Subsidiary thereof has any Liability to Red Cat.

Section 5.30 Banks. Schedule 5.30 sets forth (a) the name of each bank, trust corporation or other financial institution and stock or other broker with which each Target Company has an account, credit line or safe deposit box or vault, (b) the names of all Persons authorized to draw thereon or to have access to any safe deposit box or vault, (c) the purpose of each such account, safe deposit box or vault, and (d) the names of all Persons authorized by proxies, powers of attorney or other like instrument to act on behalf of each Target Company in matters concerning their business or affairs. Except as otherwise set forth on Schedule 5.30, no such proxies, powers of attorney or other like instruments are irrevocable.

Section 5.31 Accuracy of Information Furnished. To the Knowledge of Red Cat, no representation, statement or information contained in this Agreement (including the various exhibits attached hereto) or any agreement executed in connection herewith or in any certificate or other document delivered pursuant hereto or thereto or made or furnished to Unusual or its Representatives by any Target Company or Red Cat, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained herein and therein not misleading. Copies of all documents listed or described in the various exhibits attached hereto and provided by any Target Company or Red Cat to Unusual are true, accurate and complete.

Section 5.32 Employment Compliance. In the last 5 years:

(a)             to the Knowledge of Red Cat and the Principal Stockholder, no allegations of sexual harassment, sexual misconduct, sexual, gender, racial, religious or other discrimination which is in violation of applicable Laws, or retaliation or policy violations of a Target Company have been made involving any current or former director, officer, manager, employee or independent contractor of either Target Company;

(b)             neither Target Company has entered into any settlement agreement related to allegations referred to in Section 5.32(a); and

(c)             no Legal Proceedings are pending or, to the Knowledge of Red Cat and the Principal Stockholder, threatened related to allegations referred to in Section 5.32(a) against either Target Company.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES REGARDING THE PRINCIPAL STOCKHOLDER

In order to induce Unusual to enter into this Agreement and to consummate the transactions contemplated hereby, the Principal Stockholder makes the representations and warranties set forth below to Unusual, which shall be true and correct as of the Effective Date and the Closing Date.

Section 6.01 Authorization; Enforceability. The Principal Stockholder has all requisite right, power and capacity to execute and deliver this Agreement, the Escrow Agreement and the Transaction Documents to which he is a party and consummate the transactions contemplated hereby and thereby. The execution and delivery of the Transaction Documents to which it is a party by the Principal Stockholder and the consummation by the Principal Stockholder of the transactions contemplated hereby and thereby have been duly authorized by all requisite action. This Agreement has been duly executed and delivered by the Principal Stockholder and constitutes the legal, valid and binding obligations of such party, enforceable in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity, whether considered in a proceeding in equity or at law.

Section 6.02 No Consent, Violation or Conflict. The execution and delivery of this Agreement, the Escrow Agreement and the Transaction Documents to which the Principal Stockholder is a party and the consummation of the transactions contemplated hereby and thereby, and compliance by the Principal Stockholder with the provisions hereof and thereof, (a) do not and will not violate or, if applicable, conflict with any provision of Law and (b) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, cause the acceleration of performance or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of the Principal Stockholder pursuant to any instrument or agreement to which the Principal Stockholder is a party or by which the Principal Stockholder’s properties may be bound or affected.

Section 6.03 Consent of Governmental Authorities. The Principal Stockholder has obtained all necessary authorizations and no further consent, approval or authorization of, or registration, qualification or filing, with any Governmental Authority or any other Person is required to be made or obtained by the Principal Stockholder in connection with the execution and delivery of this Agreement, the Escrow Agreement and the Transaction Documents to which he is a party or the consummation by the Principal Stockholder of the transactions contemplated by the Transaction Document.

Section 6.04 Brokers. The Principal Stockholder has not incurred and will not incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement.

Section 6.05 Ownership of the Escrow Shares. The Principal Stockholder is and will immediately prior to the Closing be the record and beneficial owner of the Escrow Shares, as such term is defined by the Escrow Agreement, by and among the Principal Stockholder, Unusual and the Escrow Agent dated as of the Effective Date. Prior to the Closing such Escrow Shares will be deposited into Escrow with the Escrow Agent (as defined under the Escrow Agreement) and will be owned free and clear of any Liens, including, without limitation, claims or rights under any Voting Trust Agreements, Proxies, Stockholder Agreements or other Agreements. At the Closing, the Principal Stockholder will deposit the Escrow Shares into Escrow with the Escrow Agent free and clear of all Liens. No written or oral agreement or understanding with respect to the disposition of the Principal Stockholder’s Escrow Shares or any rights therein, other than this Agreement and the Escrow Agreement, exists.

Section 6.06 Rights, Warrants, and Options. Other than this Agreement, there are no options, warrants or other rights, arrangements or commitments of any character to which the Principal Stockholder is a party or by which the Principal Stockholder is bound relating to the Escrow Shares or obligating the Principal Stockholder to sell any Escrow Shares.

Section 6.07 Employment Compliance. In the last 5 years:

(a)             to the Knowledge of the Principal Stockholder, no allegations of sexual harassment, sexual misconduct, sexual, gender, racial, religious other discrimination which is in violation of applicable Laws, o retaliation or policy violations have been made involving any current or former director, officer, manager, employee or independent contractor of either Target Company;

(b)             neither Target Company has entered into any settlement agreement related to allegations referred to in Section 6.07(a); and

(c)             no Legal Proceedings are pending or, to the Knowledge of each Target Company, threatened related to allegations referred to in Section 6.07(a) against either Target Company.

ARTICLE VII
SURVIVAL; INDEMNIFICATION

Section 7.01 Survival of the Representations and Warranties. The representations and warranties and indemnification obligations of Red Cat, the Principal Stockholder and Unusual set forth in this Article VII shall survive the Closing Date for a period of 1 year from the Closing Date; provided, however, that the representations and warranties set forth in Section 3.01 (Organization), Section 3.02 (Capital Structure), Section 3.03 (Authority; Non-Contravention; Governmental Consents; Board Approval), Section 3.11 (Rule 506 (d) Bad Actor Disqualification Representations and Covenants), Sections 4.01(a)-(c) (Authority; Non-Contravention; Governmental Consents), Section 4.03 (Capitalization), Section 4.04 (Rights, Warrants, Options), Section 5.13 (Compliance with Environmental Laws), and Section 5.18 (Employment Matters) shall survive the Closing Date until the expiration of the period specified in the applicable statute of limitations; provided, further, any claims with respect to the Tax representations shall survive the Closing for a period of 90 days following the expiration of the applicable statute of limitations period. If, at any time prior to the expiration of the limitation periods contained in this Section 7.01 including any applicable statute of limitations, any Indemnified Party delivers to the Indemnifying Party a written notice asserting in good faith a claim for recovery under this Section 7.01), then the claim asserted in such notice shall survive such expiration time until such time as such claim is fully and finally resolved including the expiration of any applicable time to appeal.

Section 7.02 General Release. Effective as of the Closing Date, Red Cat hereby unconditionally and irrevocably releases and forever discharges, effective as of the Closing Date, each Target Company and its officers, managers, directors, employees and agents, from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown, relating exclusively to such Target Company which ever existed, now exist, or may hereafter exist, by reason of any tort, breach of contract, violation of Law or other act or failure to act which shall have occurred at or prior to the Closing Date, or in relation to any other liabilities of such Target Company to Red Cat, other than any fraud, willful misconduct or gross negligence of such person.

Section 7.03 Indemnification.

(a)             Indemnification by Red Cat. Red Cat agrees to defend, indemnify and hold harmless Unusual (which, after the Closing shall include the Target Companies) and their respective directors, officers, managers, employees and agents (each, an “Unusual Indemnitee” and collectively, the “Unusual Indemnitees”) from, against and in respect of:

(i)                    (A) any and all actions, suits, proceedings, investigations, demands, liabilities, damages, claims, deficiencies, fines, penalties, interest, assessments, judgments, losses, Taxes, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel (collectively, the “Indemnified Losses”) arising from or in connection with any breach or violation of any of the representations and warranties of Red Cat, contained in this Agreement or (B) any and all Indemnified Losses arising from or in connection with any breach or violation of the covenants or agreements exclusively of Red Cat contained in this Agreement (in each case, other than in respect of Section 5.21 or any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article IX, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article IX); and

(ii)                    any and all Indemnified Losses not reserved for on the Closing Trial Balance related to the business or operations of any Target Company prior to the Closing Date.

(b)             Indemnification by the Principal Stockholder. The Principal Stockholder agrees to defend, indemnify and hold harmless the Unusual Indemnitees from, against and in respect of, the full amount of:

(i)                    (A) any and all Indemnified Losses arising from or in connection with any breach or violation of any of the representations and warranties of Red Cat or the Principal Stockholder contained in this Agreement or (B) any and all Indemnified Losses arising from or in connection with any breach or violation of the covenants or agreements of Red Cat or the Principal Stockholder contained in this Agreement (in each case, other than in respect of Section 5.21 or any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article IX, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article IX);

(ii)                    any and all Indemnified Losses related to or arising from claims for breach of contract existing on or prior to the Closing Date, and/or which are brought after the Closing Date for acts and omissions of any Target Company or Red Cat, which occurred prior to the Closing Date;

(iii)                    any and all Indemnified Losses related to or arising from any Target Company Products delivered by either Target Company prior to the Closing Date, including without limitation, Indemnified Losses for Target Company Product recalls, Target Company Product defects, warranty claims, personal injury or death;

(iv)                    any and all Indemnified Losses which relate to any Legal Proceedings which are not set forth on Schedules 5.12(a) and (b), existing on or prior to the Closing Date, and/or which are brought after the Closing Date for acts and omissions of any Target Company or Red Cat, which occurred prior to the Closing Date; and

(v)                    any and all Indemnified Losses not reserved for on the Closing Trial Balance related to the business or operations of any Target Company prior to the Closing Date.

(c)             Indemnification by Unusual. Unusual agrees to defend, indemnify and hold harmless Red Cat and its Affiliates and their respective directors, officers, managers, employees and agents from, against and in respect of, the full amount of:

(i)                    any and all Indemnified Losses arising from or in connection with any breach or violation of any of the representations or warranties of Unusual contained in this Agreement;

(ii)                    any and all Indemnified Losses arising from or in connection with any breach or violation of any of the covenants or agreements of Unusual contained in this Agreement; and

(iii)                    any and all Indemnified Losses arising from the Offering or the Registration Statement.

(d)             Indemnification Procedure. Any Party seeking indemnification under this Agreement (the “Indemnified Party”) will give prompt written notice to the Party or Parties against whom indemnity is sought (the “Indemnifying Party”) of any Indemnified Losses which it discovers or of which it receives notice after the Closing, stating the nature, basis (including the section of this Agreement that has been or will be breached, if any, and the facts giving rise to the claim that a breach has or will occur), and (to the extent known) amount thereof; provided, however, that no delay on the part of Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced by such delay.

(e)             Indemnification Procedure as to Third Party Claims.

(i)                    Promptly after any Indemnified Party obtains knowledge of the commencement of any third party claim, action, suit or proceeding or of the occurrence of any event or the existence of any state of facts which may become the basis of a third party claim (any such claim, action, suit or proceeding or event or state of facts being hereinafter referred to in this Section 7.03 as a “Claim”), in respect of which an Indemnified Party is entitled to indemnification under this Agreement, such Indemnified Party shall promptly notify the Indemnifying Party of such Claim in writing; provided, however, that any failure to give notice (A) will not waive any rights of the Indemnified Party except to the extent that the rights of the Indemnifying Party are actually prejudiced thereby and (B) will not relieve the Indemnifying Party of its obligations as hereinafter provided in this Section 7.03 after such notice is given. With respect to any Claim as to which such notice is given by the Indemnified Party to the Indemnifying Party, the Indemnifying Party will, subject to the provisions of Section 7.03(e)(ii), assume the defense or otherwise settle such Claim with counsel reasonably satisfactory to the Indemnified Party and experienced in the conduct of Claims of that nature at the Indemnifying Party’s sole risk and expense, provided, however, that the Indemnified Party: (1) shall be permitted to join the defense and settlement of such Claim and to employ counsel reasonably satisfactory to the Indemnifying Party, and at the Indemnified Party’s own expense; (2) shall cooperate fully with the Indemnifying Party in the defense and any settlement of such Claim in any manner reasonably requested by the Indemnifying Party; and (3) shall not compromise or settle any such Claim without the prior written approval of the Indemnifying Party.

(ii)                    If (A) the Indemnifying Party fails to assume the defense of such Claim or, having assumed the defense and settlement of such Claim, fails reasonably to contest such Claim in good faith, or (B) the remedy sought by the claimant with respect to such Claim is not solely for money damages, the Indemnified Party, without waiving its right to indemnification, may, but is not required to, assume the defense and settlement of such Claim, provided, however, that (1) the Indemnifying Party shall be permitted to join in the defense and settlement of such Claim and to employ counsel at its own expense, (2) the Indemnifying Party shall cooperate with the Indemnified Party in the defense and settlement of such Claim in any manner reasonably requested by the Indemnified Party, and (3) the Indemnified Party shall not settle such Claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(iii)                    As used in this Section 7.03, the terms Indemnified Party and/or Indemnifying Party shall be deemed to include the plural thereof where the rights or obligations of more than one Indemnified Party and/or Indemnifying Party may be involved.

(f)              Tax-free Indemnification Payments. All sums payable by an Indemnifying Party as indemnification under this Section 7.03 shall be paid free and clear of all deductions or withholdings (including any Taxes or governmental charges of any nature) unless the deduction or withholding is required by Law, in which event or in the event the Indemnified Party shall incur any Liability for Taxes chargeable or assessable in respect of any such payment, the Indemnifying Party shall pay such additional amounts as shall be required to cause the net amount received by the Indemnified Party to equal the full amount which would otherwise have been received by it had no such deduction or withholding been made or no such Liability for Taxes been incurred.

(g)             No Contribution. The obligations of Red Cat, or the Principal Stockholder, to indemnify Unusual pursuant to the terms of this Agreement are several and not joint obligations of Red Cat and the Principal Stockholder, respectively, subject to the limitations set forth herein. Red Cat and the Principal Stockholder hereby waive any right to seek or obtain indemnification or contribution from the Target Companies or from each other for Indemnified Losses as a result of any breach by Red Cat or the Principal Stockholder of any representation, warranty or covenant contained in this Agreement.

Section 7.04 Limitations on Liabilities.

(a)             Notwithstanding anything to the contrary contained herein, in no event shall the aggregate sums payable under Section 7.03 (other than sums payable as a result of fraud) exceed (i) with respect to Red Cat or the Principal Stockholder the Escrow Shares under the Escrow Agreement and the aggregate liability for Unusual exceed $1.8 million. Notwithstanding anything herein to the contrary, the Escrow Shares shall be the sole and exclusive recourse by Unusual for any breaches of the representations and warranties set forth in this Agreement by Red Cat and/or the Principal Stockholder and for any Red Cat or Principal Stockholder Indemnified Losses. The Principal Stockholder shall have no right of indemnification or contribution against Red Cat for any claims or breaches of the representations and warranties of Red Cat set forth herein or any Red Cat Indemnified Losses.

Notwithstanding anything to the contrary contained herein, no Party (including Unusual) shall be obligated to indemnify and hold harmless any other under Section 7.04 for breaches of representations and warranties unless and until all Indemnified Losses in respect of which such Party is obligated to provide indemnification exceed $250,000 (the “Basket Amount”) following which (subject to the provisions of this Section 7.04) such Party shall be obligated to indemnify and hold harmless, the other Party for all such Indemnified Losses (not merely the amount by which the Indemnified Losses exceed the Basket Amount); provided, however the Basket Amount shall not apply to indemnity obligations for Indemnified Losses arising as a result of fraud if determined by a final decision of a court of competent jurisdiction or breaches of the representations and warranties in Sections 5.07, 5.08, and 5.27.

(b)             Notwithstanding anything to the contrary set forth herein, none of the limitations on indemnification set forth in this Section 7.04 shall apply to matters relating to fraud if determined by a final decision of a court of competent jurisdiction.

ARTICLE VIII
INTERIM COVENANTS

Section 8.01 Form S-1. As soon as practicable following the Effective Date, Unusual shall file a Form S-1 Registration Statement (the “Registration Statement”) with the SEC providing for Unusual to sell at least $15 million of Unusual Common Stock, plus an additional $2.5 million in shares of Unusual Common Stock issuable upon conversion of the Unusual Note to be offered by Red Cat or certain affiliated parties as selling stockholders on a delayed or continuous basis following the Offering, or in the Offering by the underwriter for Unusual (the “Offering”). Red Cat shall co-operate with Unusual in connection with the Offering. Unusual may use a portion of the proceeds to pay additional Cash Consideration in lieu of issuing the Unusual Note as part of the Consideration at the Closing. Unusual shall not file the Form S-1 Registration Statement, or any amendment thereto, absent the express prior written approval therefor by Red Cat, such consent not to be unreasonably withheld, delayed or denied.

Section 8.02 Interim Operations of the Target Companies.

(a)             Red Cat covenants and agrees that, from the Effective Date until the Closing Date, Red Cat and the Principal Stockholder shall cause each Target Company to operate its business in accordance with its ordinary course and past practice. Nothing in this Section 8.02 shall preclude the dissolution of any Cayman Island Subsidiary of a Target Company. In addition, during the period commencing on the Effective Date and until the Closing Date, Red Cat and the Principal Stockholder shall cause such Target Company to, except to the extent Unusual specifically gives its prior written consent to the contrary:

(i)                    use its best efforts to preserve intact its business organization and the goodwill of its customers, suppliers and others having business relations with it;

(ii)                    use its best efforts to keep available to Unusual the services of such Target Company’s officers, managers, employees, independent contractors and agents;

(iii)                    promptly furnish to Unusual a copy of any correspondence received from or delivered to any Governmental Authority;

(iv)                    maintain and keep its properties and assets in the same repair and condition as they were on the date of this Agreement, ordinary wear and tear excepted;

(v)                    continue and maintain the approval process in the ordinary course of business with respect to the Target Company Products and any Target Company Products being developed by such Target Company; and

(vi)                    continuously maintain insurance coverage substantially equivalent to the insurance coverage in existence on the Effective Date.

(b)             Additionally, during the period from the Effective Date to the Closing Date, except with the prior written consent of Unusual, no Target Company shall, and neither Red Cat nor the Principal Stockholder shall permit such Target Company to, directly or indirectly:

(i)                    amend or otherwise change such Target Company’s Charter Documents (other than dissolution of any Target Company Subsidiary organized in the Cayman Islands to which Unusual consents);

(ii)                    issue, sell or authorize for issuance or sale, shares of any class of its equity securities (including, but not limited to, by way of share split or dividend) or any subscriptions, options, warrants, rights, or enter into any agreements or commitments of any character obligating it to issue or sell any such securities, unless the sole purchaser is Red Cat;

(iii)                    issue or sell any Indebtedness including any convertible Indebtedness;

(iv)                    redeem, purchase or otherwise acquire directly or indirectly any shares of its authorized share capital or any option, warrant or other right to purchase or acquire any such shares;

(v)                    declare or pay any dividend or other distribution to its equityholders;

(vi)                    sell, transfer, surrender, abandon or dispose of any of its assets or property rights (tangible or intangible), except for sales or dispositions of inventory in the ordinary course of business consistent with past practice;

(vii)                    grant, make or subject itself or any of its assets or properties to any Lien;

(viii)                    create, incur or assume any liability other than Indebtedness which would remain with such Target Company after the Closing Date, except in the ordinary course of business consistent with past practice;

(ix)                    enter into, amend or terminate any Target Company Contract;

(x)                    commit to make any capital expenditures in excess of $100,000, which would be payable by such Target Company after the Closing Date;

(xi)                    issue any guaranty of sums due from any other Person;

(xii)                    waive, release, assign, settle or compromise any material claim or litigation;

(xiii)                    except as required by Law, increase the compensation payable or to become payable to directors, officers, managers, employees, consultants or agents or grant any rights to severance or termination pay to, or enter into any Employment or Severance Agreement with any of the foregoing Persons or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, share option, restricted share, pension, retirement, deferred compensation, employment, termination, severance or other Target Company Plan, agreement, trust, fund, policy or arrangement for the benefit of any of the foregoing Persons;

(xiv)                    acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership, other business organization, Person or any division thereof or any assets;

(xv)                    alter the manner of keeping its books, accounts or records, or change in any manner the accounting practices therein reflected;

(xvi)                    make any Tax election or settle or compromise any material federal, state or local or federal income Tax Liability (“Tax Liability”);

(xvii)                    change its accounting practices, methods or assumptions or write down any of its assets;

(xviii)                    enter into any commitment or transaction, which would survive the Closing Date, except in the ordinary course of business consistent with past practice;

(xix)                    accelerate, terminate, modify or cancel any Target Company Contract;

(xx)                    grant any license or sublicense of any right under or with respect to any Intellectual Property or disclose any proprietary or confidential information to any third party;

(xxi)                    take or omit to take any action which would render of any Red Cat’s or the Principal Stockholder’s representations or warranties untrue or misleading, or which would be a breach of any of Red Cat’s covenants contained in the Agreement;

(xxii)                    enter into any Material Contract, transaction or arrangement with any Affiliate (other than Red Cat);

(xxiii)                    take any action which could have a Material Adverse Effect on either Target Company; or

(xxiv)                    agree, whether in writing or otherwise, to do any of the foregoing.

Section 8.03 Conduct of the Business of Unusual.

(a)             Unusual covenants and agrees that, from the Effective Date until the Closing Date, Unusual shall operate its business in accordance with its ordinary course and past practice. In addition, during the period commencing on the Effective Date and until the Closing Date, Unusual shall, except to the extent Red Cat specifically gives its prior written consent to the contrary:

(i)                    use its best efforts to preserve intact its business organization and the goodwill of its customers, suppliers and others having business relations with it;

(ii)                    use its best efforts to keep available to Unusual the services of its officers, managers, employees, independent contractors and agents;

(iii)                    promptly furnish to Red Cat a copy of any correspondence received from or delivered to any Governmental Authority;

(iv)                    maintain and keep its properties and assets in the same repair and condition as they were on the date of this Agreement, ordinary wear and tear excepted;

(v)                    continue and maintain the approval process in the ordinary course of business with respect to Unusual products and any products being developed by Unusual; and

(vi)                    continuously maintain insurance coverage substantially equivalent to the insurance coverage in existence on the Effective Date.

(b)             Additionally, during the period from the Effective Date to the Closing Date, except with the prior written consent of Red Cat, Unusual shall not directly or indirectly:

(i)                    amend or otherwise change its Charter Documents;

(ii)                    issue, sell or authorize for issuance or sale, shares of any class of its equity securities (including, but not limited to, by way of share split or dividend) or any subscriptions, options, warrants, rights, or enter into any agreements or commitments of any character obligating it to issue or sell any such securities;

(iii)                    issue or sell any Indebtedness including any convertible Indebtedness;

(iv)                    redeem, purchase or otherwise acquire directly or indirectly any shares of its authorized share capital or any option, warrant or other right to purchase or acquire any such shares;

(v)                    declare or pay any dividend or other distribution to its equityholders;

(vi)                    sell, transfer, surrender, abandon or dispose of any of its assets or property rights (tangible or intangible), except for sales or dispositions of inventory in the ordinary course of business consistent with past practice;

(vii)                    grant, make or subject itself or any of its assets or properties to any Lien;

(viii)                    create, incur or assume any liability other than Indebtedness, except in the ordinary course of business consistent with past practice;

(ix)                    enter into, amend or terminate any Unusual Material Contract;

(x)                    commit to make any capital expenditures in excess of $100,000, which would be payable by Unusual after the Closing Date;

(xi)                    issue any guaranty of sums due from any other Person;

(xii)                    waive, release, assign, settle or compromise any material claim or litigation;

(xiii)                    except as required by Law or scheduled to this Agreement with respect to certain equity awards, increase the compensation payable or to become payable to directors, officers, managers, employees, consultants or agents or grant any rights to severance or termination pay to, or enter into any Employment or Severance Agreement with any of the foregoing Persons or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, share option, restricted share, pension, retirement, deferred compensation, employment, termination, severance or other Unusual plan, agreement, trust, fund, policy or arrangement for the benefit of any of the foregoing Persons;

(xiv)                    acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership, other business organization, Person or any division thereof or any assets;

(xv)                    alter the manner of keeping its books, accounts or records, or change in any manner the accounting practices therein reflected;

(xvi)                    make any Tax election or settle or compromise any material federal, state or local or federal income Tax Liability;

(xvii)                    change its accounting practices, methods or assumptions or write down any of its assets;

(xviii)                    enter into any commitment or transaction, which would survive the Closing Date, except in the ordinary course of business consistent with past practice;

(xix)                    accelerate, terminate, modify or cancel any Unusual Material Contract;

(xx)                    grant any license or sublicense of any right under or with respect to any Intellectual Property or disclose any proprietary or confidential information to any third party;

(xxi)                    enter into any Material Contract, transaction or arrangement with any Affiliate;

(xxii)                    take any action which could have a Material Adverse Effect on Unusual; or

(xxiii)                    agree, whether in writing or otherwise, to do any of the foregoing.

Section 8.04 Maintenance of Personnel. During the period from the date of this Agreement to the Closing Date, each Target Company and Red Cat agree to cooperate and provide adequate personnel to permit the conduct of the activity contemplated in Section 8.02.

Section 8.05 Consent of Governmental Authorities. Each of Unusual, on the one hand, and each Target Company and Red Cat, on the other hand, agree to file, submit or request (or cause to be filed, submitted or requested) promptly after the Effective Date and to prosecute diligently any and all (a) applications or notices required to be filed or submitted to any Governmental Authorities, and (b) in the case of each Target Company, requests for consents and approvals of Persons required to be obtained in connection with the transactions contemplated by this Agreement. Each of Unusual, on the one hand, and each Target Company and Red Cat on the other hand, shall promptly make available to the other or to a relevant Governmental Authority, as the case may be, such information as each of them may reasonably request relative to its business, assets and property as may be required by each of them to prepare and file or submit such applications and notices and any additional information requested by any Governmental Authority, and shall update by amendment or supplement any such information given in writing.

Section 8.06 Due Diligence Review; Access to Information. Each Party shall (and shall cause its directors, officers, employees, auditors, counsel and agents to) afford the other Party’s officers, employees, auditors, counsel and agents reasonable access at all reasonable times to its properties, offices, and other facilities, to its officers and employees and to all books and records, and shall furnish such Persons with all financial, operating and other data and information as may be requested. Neither the due diligence investigation made by any Party in connection with the transactions contemplated hereby nor information provided to or obtained by such Party shall affect any representation or warranty, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to such Party pursuant to this Agreement.

Section 8.07 No Solicitation.

(a)             Takeover Proposal. Neither Red Cat, on the one hand, nor Unusual, on the other hand, shall, and each shall cause their respective Representatives, Subsidiaries or Subsidiaries’ Representatives as applicable, not to, directly or indirectly, solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, or, subject to Section 8.07(b): (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to Red Cat or Unusual or any of their respective Subsidiaries, as applicable, to, afford access to the business, properties, assets, books, or records of Red Cat or Unusual or any of their respective Subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party (or its potential sources of financing) that is seeking to make, or has made, any Takeover Proposal; (ii) except where the Red Cat Board or Unusual Board, as applicable, makes a good faith determination, after consultation with its financial advisors and outside legal counsel, that the failure to do so would cause it to be in breach of its fiduciary duties, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Red Cat or Unusual, as applicable, or any of their respective Subsidiaries to, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Red Cat or Unusual, as applicable, or any of their respective Subsidiaries; or (iii) enter into any Agreement in Principle, Letter of Intent, Term Sheet, Acquisition Agreement, Merger Agreement, Option Agreement, Joint Venture Agreement, Partnership Agreement, or other Target Company Contract relating to any Takeover Proposal (each, an “Acquisition Agreement”). Except as expressly permitted by this Agreement, the Red Cat Board shall not effect a Red Cat Adverse Recommendation Change (“Red Cat Adverse Recommendation Change”). Red Cat on the one hand, and Unusual, on the other hand, shall, and shall cause their respective Representatives, Subsidiaries and Subsidiaries’ Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the Effective Date with respect to any Takeover Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of Red Cat or Unusual, as applicable, and any of their respective Subsidiaries that was furnished by or on behalf of such Party or its respective Subsidiaries to return or destroy (and confirm destruction of) all such information. Without limiting the foregoing, it is understood that any violation of or the taking of actions inconsistent with the restrictions set forth in this Section 8.07 by any Representative of Red Cat or its Subsidiaries, on the one hand, or Unusual or its Subsidiaries, on the other hand, whether or not such Representative is purporting to act on behalf of the applicable Party or any of its Subsidiaries, shall be deemed to be a breach of this 8.07 by the applicable Party.

(b)             Superior Proposal. Notwithstanding anything herein to the contrary, the Red Cat Board, directly or indirectly through any Representative, may, subject to Section 8.07(c): (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal in writing that the Red Cat Board believes in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or could reasonably be expected to result in a Superior Proposal; (ii) thereafter furnish to such third party non-public information relating to such Party or any of its Subsidiaries pursuant to an executed Confidentiality Agreement that constitutes an acceptable Confidentiality Agreement (“Acceptable Confidentiality Agreement”) (a copy of which Confidentiality Agreement shall be promptly (in all events within 72 hours) provided for informational purposes to the other Party); (iii) following receipt of and on account of a Superior Proposal, make a Red Cat Adverse Recommendation Change; and/or (iv) take any action that any court of competent jurisdiction orders such Party to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iv), only if the Red Cat Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action could cause it to be in breach of its fiduciary duties under applicable Law. Nothing contained herein shall prevent the Red Cat Board from disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal, if the Party determines, after consultation with its financial advisors and outside legal counsel, that failure to disclose such position could cause Red Cat Board to be in breach of its fiduciary duties under applicable Law.

(c)             Notification to the Other Party. The Red Cat Board shall not take any of the actions referred to in clauses (i) through (iv) of Section 8.07(b) unless Red Cat shall have delivered to Unusual a prior written notice advising Unusual that it intends to take such action. Red Cat shall notify Unusual promptly (but in no event later than 24 hours) after it obtains Knowledge of the receipt by Red Cat (or any of its Representatives) of any Takeover Proposal, any inquiry that could reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to Red Cat or any of its Subsidiaries or for access to the business, properties, assets, books, or records of Red Cat or any of its Subsidiaries by any third party. In such notice, Red Cat shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request, including any proposed financing. Red Cat shall keep Unusual fully informed, on a current basis, of the status and material terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price, proposed financing, and other material terms thereof. Red Cat shall provide Unusual with at least 48 hours prior notice of any meeting of the Red Cat Board, or any committee (“Red Cat Board Committee”) thereof (or such lesser notice as is provided to the members of the Red Cat Board or Red Cat Board Committee) at which the Red Cat Board, or Red Cat Board Committee, is reasonably expected to consider any Takeover Proposal. Red Cat shall promptly provide Unusual with a list of any non-public information concerning such Red Cat’s or any of its Subsidiaries’ business, present or future performance, financial condition, or results of operations, provided to any third party, and, to the extent such information has not been previously provided to Unusual, copies of such information.

(d)             Adverse Recommendation Change or Acquisition Agreement. Except as expressly permitted by this Section 8.07, the Red Cat Board shall not effect a Red Cat Adverse Recommendation Change; or enter into (or permit any of its respective Subsidiaries to enter into) an Acquisition Agreement. Notwithstanding the foregoing, at any time: (i) prior to the receipt of the Requisite Red Cat Vote, the Red Cat Board may effect a Red Cat Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) an Acquisition Agreement that did not result from a breach of this Section 8.07, if (A) Red Cat promptly notifies Unusual, in writing, at least five Business Days (the “Superior Proposal Notice Period”) before making a Red Cat Adverse Recommendation Change, as applicable, or entering into (or causing one of its Subsidiaries to enter into) an Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that Red Cat has received a Takeover Proposal that the Red Cat Board or Red Cat Board Committee intends to declare a Superior Proposal and that it intends to effect a Red Cat Adverse Recommendation Change, and/or Red Cat intends to enter into an Acquisition Agreement, (B) Red Cat specifies the identity to Unusual whom is making the Superior Proposal and the material terms and conditions thereof in such notice and includes an unredacted copy of the Takeover Proposal and attaches to such notice the most current version of any proposed agreement (which version shall be updated on a prompt basis) and any related documents including financing documents, to the extent provided by the relevant Party in connection with the Superior Proposal, (C) Red Cat shall, and shall cause its Representatives to, during the Superior Proposal Notice Period, negotiate with Unusual in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if Unusual, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Superior Proposal Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price or financing, the Superior Proposal Notice Period shall be extended, if applicable, to ensure that at least three Business Days remains in the Superior Proposal Notice Period subsequent to the time Red Cat notifies Unusual of any such material revision (it being understood that there may be multiple extensions)), and (D) Red Cat Board or Red Cat Board Committee determines in good faith, after consulting with its financial advisors and outside legal counsel, that such Takeover Proposal continues to constitute a Superior Proposal (after taking into account any adjustments made by Unusual during the Superior Proposal Notice Period in the terms and conditions of this Agreement) and that the failure to take such action would cause Red Cat Board to be in breach of its fiduciary duties under applicable Law.

Section 8.08 Preparation of Proxy Statement.

(a)             Proxy Statement. In connection with a Red Cat Stockholders Meeting, as soon as reasonably practicable following the Effective Date, Red Cat shall prepare and file the Proxy Statement with the SEC.

(b)             Furnishing of Information. Red Cat and Unusual shall furnish to the other Party all information concerning such Person and its Affiliates required by the Exchange Act to be set forth in the Proxy Statement. Each of Red Cat and Unusual shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect. Each of Red Cat and Unusual shall take all steps necessary to amend or supplement the Proxy Statement, as applicable, and Red Cat shall cause the Proxy Statement, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of Red Cat Common Stock and other voting securities to the extent required by applicable Law.

(c)             SEC Comments. Red Cat shall promptly provide Unusual and its counsel with any comments or other communications, whether written or oral, Red Cat, or its counsel may receive from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments. Prior to the filing of the Proxy Statement with the SEC (including in each case any amendment or supplement thereto) or the dissemination thereof to the holders of Red Cat Common Stock and voting securities, or responding to any comments of the SEC with respect to the Proxy Statement, Red Cat shall provide Unusual and its counsel a reasonable opportunity to review and comment on such Proxy Statement, or response (including the proposed final version thereof), and Red Cat shall give reasonable and good faith consideration to any comments made by Unusual or their counsel.

Section 8.09 Red Cat Stockholders Meeting. Red Cat shall take all action necessary to duly call, give notice of, convene, and hold the Red Cat Stockholders Meeting as soon as reasonably practicable, and, in connection therewith, Red Cat shall mail the Proxy Statement to the holders of Red Cat Common Stock and voting securities in advance of such meeting. The Proxy Statement shall include the Red Cat Board Recommendation. Red Cat shall use reasonable best efforts to: (a) solicit from the holders of Red Cat Common Stock and voting securities proxies in favor of the adoption of this Agreement and approval of the Purchase and Sale, including the engagement of a solicitation agent, if required, the identity of which shall require the reasonable approval of Unusual; and (b) take all other actions necessary or advisable to secure the vote or consent of the holders of Red Cat Common Stock and voting securities required by applicable Law to obtain such approval. Red Cat shall keep Unusual and its counsel updated with respect to proxy solicitation results as requested by Unusual. Once the Red Cat Stockholders Meeting has been called and noticed, Red Cat shall not postpone or adjourn the Red Cat Stockholders Meeting without the consent of Unusual other than in order to obtain a quorum of its stockholders. Notwithstanding anything in this Agreement to the contrary, in lieu of holding a meeting, Red Cat may take action by consent as permitted by the Rules of the SEC and the NRS.

Section 8.10 Notices of Certain Events. Subject to applicable Law, Red Cat shall notify Unusual promptly of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (c) any event, change, or effect between the Effective Date and the Closing which individually or in the aggregate causes or is reasonably likely to cause or constitute (i) a material breach of any of its representations, warranties, or covenants contained herein, or (ii) the failure of any of the conditions set forth in Article IX of this Agreement to be satisfied; provided that, any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 8.10 or the failure of any condition set forth in Article IX to be satisfied, or otherwise constitute a breach of this Agreement by the Party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Article IX to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 8.10 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the Party receiving such notice.

Section 8.11 Preparation of Nasdaq Listing Application.

(a)             Nasdaq Listing Application. In connection with the Offering, as soon as reasonably practicable following the Effective Date, Unusual shall prepare and file a listing application with the Nasdaq Capital Market (“Nasdaq”) to allow trading of its common stock under the symbol “UMAC” or other symbol acceptable to Unusual but not similar to RCAT (the “Nasdaq Listing Application”).

(b)             Furnishing of Information. Red Cat and Unusual shall each furnish to the other Party all information concerning such Person and its Affiliates required by the Exchange Act to be set forth in the Nasdaq Listing Application. Each of Red Cat and Unusual shall promptly correct any information provided by it for use in the Nasdaq Listing Application if and to the extent that such information shall have become false or misleading in any material respect. Each of Red Cat and Unusual shall take all steps necessary to amend or supplement the Nasdaq Listing Application, as requested by Nasdaq.

Section 8.12 Reasonable Best Efforts.

(a)             Governmental and Other Third-Party Approval; Cooperation and Notification. Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 8.12), each of the Parties hereto shall, and shall cause its Subsidiaries to, use its respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, (and in any event no later than the End Date, as defined), the Purchase and Sale and the other transactions contemplated by this Agreement, including: (i) the obtaining of all Material Permits, waivers, and actions or non-actions from Governmental Authorities and the making of all necessary registrations, filings, and notifications (including filings with any Governmental Authority) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority; (ii) the obtaining of all necessary consents or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Purchase and Sale and to fully carry out the purposes of this Agreement. Red Cat and Unusual shall, subject to applicable Law, promptly: (A) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii), and (iii) immediately above; and (B) supply each other with any information that may be reasonably required in order to effectuate the taking of such actions. Each Party hereto shall promptly inform the other Party or Parties, as the case may be, of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement. If Red Cat, on the one hand, or Unusual, on the other hand, receives a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Authority, provide the other Party’s counsel with advance notice and the opportunity to attend and participate in any meeting or other form of communication with any Governmental Authority in respect of any filing made thereto in connection with the transactions contemplated by this Agreement.

(b)             Actions or Proceedings. In the event that any Legal Proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Purchase and Sale or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each Party shall cooperate in all respects with the other Party and shall use its reasonable best efforts to contest and resist any Legal Proceeding and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, no Party, or any of its Affiliates shall be required to defend, contest, or resist any Legal Proceeding, or to take any action to have vacated, lifted, reversed, or overturned any Order, in connection with the transactions contemplated by this Agreement.

Section 8.13 Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by Red Cat and Unusual. Thereafter, each of Red Cat and Unusual agrees that no public release, statement, announcement, or other disclosure concerning the Purchase and Sale and the other transactions contemplated hereby shall be issued by any Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by: (a) applicable Law; (b) court process; (c) Nasdaq; or (d) any Governmental Authority to which the relevant Party is subject or submits; provided, in each such case, that the Party making the release, statement, announcement, or other disclosure shall use its reasonable best efforts to allow the other Party reasonable time to comment on such release, statement, announcement, or other disclosure in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 8.13 shall not apply to any release, statement, announcement, or other disclosure made with respect to the Purchase and Sale and the other transactions contemplated hereby that is substantially similar (and identical in any material respect) to those in a previous release, statement, announcement, or other disclosure made by Red Cat or Unusual in accordance with this Section 8.13.

Section 8.14 Anti-Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover Law becomes or is deemed to be applicable to Red Cat or Unusual relating to the Purchase and Sale, then each of Red Cat and the Red Cat Board on the one hand, and Unusual and the Unusual Board on the other hand, shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

Section 8.15 Stockholder Litigation. Red Cat shall promptly advise Unusual in writing after becoming aware of any Legal Proceeding commenced, or to Red Cat’s Knowledge threatened, against Red Cat or any of its directors by any stockholder of Red Cat (on their own behalf or on behalf of Red Cat) relating to this Agreement or the transactions contemplated hereby (including the Purchase and Sale and the other transactions contemplated hereby) and shall keep Unusual reasonably informed regarding any such Legal Proceeding. Red Cat shall: (a) give Unusual the opportunity to participate in the defense and settlement of any such stockholder litigation, (b) keep Unusual reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any such stockholder litigation, and provide Unusual with the opportunity to consult with Red Cat regarding the defense of any such litigation, which advice Red Cat shall consider in good faith, and (c) not settle any such stockholder litigation without the prior written consent of Unusual.

Section 8.16 Resignations. At the written request of Unusual, Red Cat shall cause each director or manager of any of the Target Companies and Subsidiaries to resign in such capacity, with such resignations to be effective as of the Closing.

Section 8.17 Debt. On or prior to the Closing, Red Cat shall have eliminated any and all Indebtedness, relating to the Target Companies and all Liens related to the assets of the Target Companies shall have been released prior to the Closing, except for Permitted Liens.

Section 8.18 Assignment of Intellectual Property. On or prior to the Closing, Red Cat shall have taken all action to assign or license the trademarks and other Intellectual Property on Rotor Riot and Fat Shark from Red Cat, UAV Patent Corp., or any other Red Cat Subsidiary to Unusual at the Closing (the “IP Assignments”).

Section 8.19 Lock-Up Agreements. If requested by the underwriters in connection with the Offering, Red Cat shall enter into a lock-up agreement for a maximum of 180 days, provided, however, that on and following 90 days after the Closing, in the event that the trading price on the principal exchange for Unusual Common Stock equals or exceeds 150% of the Offering price, Red Cat (and its successors and assigns) shall be permitted to offer and sell up to 25% of the 30 day average daily trading volume per day for Unusual Common Stock underlying the Unusual Preferred Stock. Unusual’ s officers, directors and 5% stockholders shall enter into a lock-up agreement with Red Cat for 180 days following the Offering and if requested by the underwriters in connection with the Offering, Unusual shall enter into a lock-up agreement with such underwriters if requested by the underwriters in connection with the Offering(the “Lock-Up Agreements”).

Section 8.20 Registration Rights Agreement. At the Closing, Unusual and Red Cat shall execute and deliver a Registration Rights Agreement, which shall be substantially in form attached hereto on Exhibit A (the “Registration Rights Agreement”).

Section 8.21 Escrow Agreement. At the Closing, Red Cat, Unusual, the Principal Stockholder and the Escrow Agent shall execute and deliver the Escrow Agreement on terms and conditions reasonably acceptable to the Parties.

Section 8.22 Notice of Developments. During the period from the date of this Agreement to the Closing Date, each Party will give prompt written notice after discovery thereof to the other Parties of any material adverse development causing a breach of any of such Party’s representations, warranties and covenants set forth herein.

Section 8.23 Delivery of Financial Statements. Each Party will prepare and deliver to the other Parties audited financial statements and reviewed any unaudited financial statement for any interim period, in each instance that will be reasonably requested by the other Party prior to or following Closing, including all material respect required to be included in the Registration Statement or the Proxy.

Section 8.24 Non-Competition Agreement. Red Cat and Unusual shall enter into a Non-Competition Agreement which shall be in form and substance mutually acceptable to the Parties.

ARTICLE IX
TAX MATTERS

Section 9.01 Tax Covenants.

(a)             Without the prior written consent of Unusual, Red Cat (and, prior to the Closing, the Target Companies, their respective Affiliates and its and their respective Representatives) shall not, to the extent it may affect, or relate to, the Target Companies, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Unusual or the Target Companies in respect of any Post-Closing Tax Period. Red Cat agrees that Unusual is to have no liability for any Tax resulting from any action of Red Cat, the Target Companies, their respective Affiliates or any of its or their respective Representatives, and agrees to indemnify and hold harmless Unusual (and, after the Closing Date, the Target Companies) against any such Tax or reduction of any Tax asset.

(b)             All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Red Cat when due. Red Cat shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Unusual shall cooperate with respect thereto as necessary).

(c)             Unusual shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Target Companies after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Unusual to Red Cat (together with schedules, statements and, to the extent requested by Red Cat, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. If Red Cat objects to any item on any such Tax Return, it shall, within 10 days after delivery of such Tax Return, notify Unusual in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Unusual and Red Cat shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Unusual and Red Cat are unable to reach such agreement within 10 days after receipt by Unusual of such notice, the disputed items shall be resolved by the Independent Accounting Firm and any determination by the Independent Accounting Firm shall be final. The Independent Accounting Firm shall resolve any disputed items within 20 days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accounting Firm is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Unusual and then amended to reflect the Independent Accounting Firm’s resolution. The costs, fees and expenses of the Independent Accounting Firm shall be borne equally by Unusual and Red Cat. The preparation and filing of any Tax Return of the Target Companies that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Unusual.

Section 9.02 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Target Companies shall be terminated as of the Closing Date. After such date none of the Target Companies, Red Cat nor any of Red Cat's or the Target Companies’ Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 9.03 Tax Indemnification. Except to the extent treated as a liability in the calculation of Final Working Capital, Red Cat and the Principal Stockholder shall jointly and severally indemnify the Target Companies, Unusual, and each Unusual Indemnitee and hold them harmless from and against: (a) any Indemnified Losses attributable to any breach of or inaccuracy in any representation or warranty made in Section 5.21; (b) any Indemnified Losses attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in this Article IX; (c) all Taxes of the Target Companies or relating to the business of the Target Companies for all Pre-Closing Tax Periods ("Pre-Closing Taxes"); (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Target Companies (or any predecessor of the Target Companies) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Target Companies arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys' and accountants' fees) incurred in connection therewith, Red Cat shall reimburse Unusual for any Taxes of the Target Companies that are the responsibility of Red Cat pursuant to this Section 9.03 within [10] business days after payment of such Taxes by Unusual or the Target Companies.

Section 9.04 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)             in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)             in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 9.05 Intentionally Omitted.

Section 9.06 Intentionally Omitted.

Section 9.07 Contests. Unusual agrees to give written notice to Red Cat of the receipt of any written notice by the Acquisition, Unusual or any of Unusual's Affiliates which involves the assertion of any claim, or the commencement of any Legal Proceeding, in respect of which an indemnity may be sought by any Unusual Indemnitee pursuant to this Article IX (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Unusual's right to indemnification hereunder. Unusual shall control the contest or resolution of any Tax Claim; provided, however, that Unusual shall obtain the prior written consent of Red Cat (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such Tax Claim; and, provided, further, that Red Cat shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Red Cat.

Section 9.08 Cooperation and Exchange of Information. Red Cat and Unusual shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article IX or in connection with any audit or other proceeding in respect of Taxes of the Target Companies. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Red Cat and Unusual shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Target Companies for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Target Companies for any taxable period beginning before the Closing Date, Red Cat or Unusual (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 9.09 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article IX shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 9.10 Payments to Unusual. Any amounts payable to Unusual pursuant to this Article IX shall be satisfied from Red Cat and the Principal Stockholder, jointly and severally.

Section 9.11 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 5.21 and this Article IX shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 90 days. If, at any time prior to the expiration of the limitation period contained in this Section 9.11 including any applicable statute of limitations, any Unusual Indemnitee delivers to the Red Cat a written notice asserting in good faith a claim for recovery under this Article IX), then the claim asserted in such notice shall survive such expiration time until such time as such claim is fully and finally resolved including the expiration of any applicable time to appeal.

Section 9.12 Overlap. To the extent that any obligation or responsibility pursuant to Article VII may overlap with an obligation or responsibility pursuant to this Article IX, the provisions of this Article IX shall govern.

ARTICLE X
CLOSING CONDITIONS

Section 10.01 Conditions to Each Party’s Obligation to Effect the Purchase and Sale. The respective obligations of each Party to this Agreement to effect the Purchase and Sale is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing of each of the following conditions (collectively, the “Closing Conditions”):

(a)             Red Cat Stockholder Approval. The sale of the Target Companies shall have been duly approved by the Requisite Red Cat Vote.

(b)             Offering. The SEC shall have declared the S-1 effective and the Offering shall have been consummated.

(c)             Nasdaq Listing. Unusual’s Nasdaq Listing Application shall have been approved and trading shall commence simultaneously with the consummation of the Offering and the Closing of the Purchase and Sale.

(d)             Employment and Non-Competition Agreements. Brandon Torres Declet and Unusual shall have entered into an Employment Agreement (with a customary non-compete provision that may not be amended or waived without the reasonable consent of Red Cat) in form and substance reasonably acceptable to Unusual and Brandon Torres Declet and Unusual and the Target Companies shall have entered into a Non-Competition Agreement with Red Cat referenced in Section 11.15 of this Agreement in form and substance mutually acceptable to the Parties.

(e)             Unusual and Red Cat shall have executed and delivered a Demand Registration Rights Agreement for Unusual Common Stock issuable upon conversion of the Unusual Preferred Stock, which shall be in form and substance mutually acceptable to the Parties.

(f)              The Principal Stockholder and Unusual and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(g)             Unusual shall have entered into an Engagement Letter and Underwriting Agreement with Revere Securities LLC in form and substance satisfactory to Red Cat.

(h)             Lockup Agreements with officers, directors and 5% owners of Unusual in form and substance acceptable to Red Cat shall have been executed and delivered by the applicable parties.

(i)              Unusual and Red Cat shall execute and deliver a transition services agreement in form and substance satisfactory to Red Cat and Unusual (the “Transition Services Agreement”).

(j)              Consents. Unusual, Red Cat and each Target Company shall have obtained all authorizations, waivers, consents and approvals of, and made all filings, applications and notices with, Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement, each of which shall have been obtained without the imposition of any materially adverse term or condition.

(k)             No Injunctions, Restraints, or Illegality. No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Purchase and Sale, or the other transactions contemplated by this Agreement.

(l)              Disclosure Schedules. Each Party shall deliver updated Disclosure Schedules necessary to make their respective representations and warranties true and correct as of the Closing Date.

Section 10.02 Conditions to Obligations of Unusual. The obligations of Unusual to effect the Purchase and Sale are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by Unusual on or prior to the Closing of the following conditions:

(a)             Representations and Warranties True and Correct. The representations and warranties of the Parties (other than Unusual set forth in Article III of this Agreement) shall be true and correct in all respects (without giving effect to any limitation indicated by the words “in all material respects,” “in any material respect,” “material,” or “materially”) as of the Effective Date and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such Parties.

(b)             Performance of Covenants. Red Cat, t and the Principal Stockholder shall have performed in all material respects all obligations and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing.

(c)             No Material Adverse Effect. There shall not have occurred any Material Adverse Effect with respect to Red Cat or Target Company, the impact of which the Parties have not been able to resolve to the satisfaction of the Parties, acting in good faith and in a commercially reasonable manner.

(d)             Target Company’s Certificate. Each Target Company shall have delivered to Unusual a certificate executed by an authorized Representative of such Target Company, on behalf of such Target Company and of Red Cat, dated the Closing Date, certifying in such detail as Unusual may reasonably request, that the conditions specified in this Section 10.02 have been fulfilled.

(e)             No Litigation. Legal proceeding shall be pending or threatened by or before any Governmental Authority, no law shall have been enacted after the date of this Agreement, and no judicial or administrative decision shall have been rendered; in each case, which enjoins, prohibits or materially restricts, or seeks to enjoin, prohibit or materially restrict, the consummation of the transactions contemplated by this Agreement.

(c)             Delivery of Closing Trial Balance. Red Cat shall have delivered to Unusual the Closing Trial Balance, which shall not reflect any Indebtedness.

(f)              Delivery of the Target Companies’ Capital Stock. Red Cat shall have delivered to Unusual certificates representing the Target Companies’ Capital Stock with stock powers endorsed in blank, free and clear of any Liens, which deliveries and maybe in book entry.

(g)             Intentionally Omitted

(h)             IP Assignment. Red Cat shall have executed and delivered to Unusual the IP Assignment, in a form and substance reasonably acceptable to Unusual or taken steps to deliver promptly following closing.

(i)              Escrow Agreement. The Principal Stockholder and the Escrow Agent shall have executed and delivered to Unusual the Escrow Agreement, and the Escrow Agent shall have received the Escrow Shares.

(j)              Lock-Up Agreements. Red Cat shall have executed and delivered to Unusual the Lock-Up Agreement.

(k)             Employment Agreements; Waivers of Severance. The Persons set forth on Schedule 10.02 shall have entered into agreements with Unusual or the applicable Target Company in form and substance satisfactory to Unusual providing for the continued services for the applicable Target Company, for protection from disclosure of confidential information, protection of Intellectual Property and trade secrets, compliance with Law, and non-competition for a minimum term of 12 months for such non-competition with Red Cat substantially on the terms acceptable to Red Cat. The Persons listed on Schedule 10.02(l) have waived the payments of any severance arising solely from a change of control of the Target Companies.

(l)              Officers Certificate. Unusual will have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of Red Cat certifying as to the matters set forth in Section 2.02 and Section 10.02 hereof.

(m)           Balance Sheet. Red Cat shall have delivered an unaudited balance sheet of the Targets for the 3 and 6 month periods ended October 31, 2022 and there shall have been no Material Adverse Effect on the Targets reflected on such balance sheets.

Section 10.03 Conditions to Obligation of Red Cat, the Target Companies and the Principal Stockholder. The obligations of Red Cat and the Principal Stockholder to effect the Purchase and Sale and the transaction contemplated by it is also subject to the satisfaction or waiver by Red Cat on or prior to the Closing of the following conditions:

(a)             Representations and Warranties True. The representations and warranties of contained in this Agreement or in any certificate or other document delivered pursuant to this Agreement, shall be true and correct in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true and correct to the extent of such materiality), as of the Closing Date with the same force and effect as though made on and as of such date and shall have been true as of the Effective Date.

(b)             Performance of Covenants. Unusual shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with it at or prior to the Closing.

(c)             No Material Adverse Effect. Since the Effective Date, there shall not have been any Unusual Material Adverse Effect with respect to Unusual or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Unusual.

(d)             No Litigation. No Legal Proceedings shall be pending or threatened by or before any Governmental Authority; no Laws shall have been enacted after the date of this Agreement, and no judicial or administrative decision shall have been rendered; in each case, which enjoins, prohibits or materially restricts, or seeks to enjoin, prohibit or materially restrict, the consummation of the transactions contemplated by this Agreement.

(e)             Officers Certificate. Red Cat will have received a certificate, signed by the Chief Executive Officer and Chief Financial Officer of Unusual, certifying in such detail as Red Cat may reasonable request, that the conditions specified in this Section 10.03 have been fulfilled.

Section 10.04 Frustration of Closing Conditions. Neither Red Cat, the Target Companies, the Principal Stockholder nor Unusual may rely, as a basis for not consummating the Purchase and Sale or the other transactions contemplated by this Agreement, on the failure of any condition set forth in Sections 10.01, 10.02, or 10.03, as the case may be, to be satisfied if such failure was caused by such Party’s breach in any material respect of any provision of this Agreement.

ARTICLE XI
TERMINATION, AMENDMENT, AND WAIVER

Section 11.01 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing (whether before or after the receipt of the Requisite Red Cat Vote) by the mutual written consent of Unusual and Red Cat.

Section 11.02 Termination by Either Red Cat or Unusual. This Agreement may be terminated by either Red Cat or Unusual at any time prior to the Closing (whether before or after the receipt of the Requisite Red Cat Vote):

(a)             if the Purchase and Sale has not been consummated on or before March 30, 2023 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 11.02 shall not be available to any Party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of, or that resulted in, the failure of the Purchase and Sale to be consummated on or before the End Date;

(b)             if any Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, or permanently enjoining, the consummation of the Purchase and Sale, or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and non-appealable, or Section 11.02(b);

(c)             if the Purchase and Sale has been submitted to the stockholders of Red Cat for approval at a duly convened Red Cat Stockholders Meeting and the Requisite Red Cat Vote shall not have been obtained at such meeting (unless such Red Cat Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof); or

(d)             if any Closing Condition set forth in Section 10.01 shall not be satisfied by Unusual.

Section 11.03 Termination by Red Cat. This Agreement may be terminated by the Red Cat at any time prior to the Closing:

(a)             if prior to the receipt of the Requisite Red Cat Vote at the Red Cat Stockholders Meeting or any adjournment thereof, the disinterested Red Cat stockholders fail to approve this Agreement by a majority vote or the Red Cat Board shall have accepted a Superior Proposal and entered into an Acquisition Agreement with a third party;

(b)             if Unusual shall have breached or failed to perform in any material respect any of its covenants and agreements set forth in Article VIII; or

(c)             if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of Unusual set forth in this Agreement such that the conditions to the Closing of the Purchase and Sale set forth in Section 10.03(a) or Section 10.03(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided, that Red Cat shall have given Unusual at least 30 days written notice prior to such termination stating Red Cat’s intention to terminate this Agreement pursuant to this Section 10.03(c); provided further, that Red Cat shall not have the right to terminate this Agreement pursuant to this Section 10.03 if Red Cat is then in material breach of any representation, warranty, covenant, or obligation hereunder that would cause any condition set forth in Sections 10.02(a) or 10.02(b) not to be satisfied.

Section 11.04 Termination by Unusual. This Agreement may be terminated by Unusual at any time prior to the Closing:

(a)             if prior to the receipt of the Requisite Red Cat Vote at the Red Cat Stockholders Meeting, or any adjournment thereof the disinterested Red Cat stockholders fail to approve this Agreement by a majority vote or the Red Cat Board shall have accepted a Superior Proposal and entered into an Acquisition Agreement with a third party;

(b)             if Red Cat shall have breached or failed to perform in any material respect any of its covenants and agreements set forth in Article VIII; or

(c)             if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of Red Cat, the Target Companies or the Principal Stockholder set forth in this Agreement such that the conditions to the Closing of the Purchase and Sale set forth in Section 10.02(a) or 10.02(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided, that Unusual shall have given Red Cat, the Target Companies and the Principal Stockholder, as applicable, at least 30 days written notice prior to such termination stating Unusual’s intention to terminate this Agreement pursuant to this Section 10.04; provided further, that Unusual shall not have the right to terminate this Agreement pursuant to this Section 10.04 if Unusual is then in material breach of any representation, warranty, covenant, or obligation hereunder that would cause any condition set forth in Section 10.02(a) or Section 10.02(b) not to be satisfied.

Section 11.05 Notice of Termination; Effect of Termination. The Party desiring to terminate this Agreement pursuant to this Article X (other than pursuant to Section 10.01) shall deliver written notice of such termination to each other Party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 10.05 shall be effective immediately upon delivery of such written notice to the other Party or upon expiration of the 30-day notice, as the case may be. If this Agreement is terminated pursuant to this Article X, it will become void and of no further force and effect, with no Liability on the part of any Party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such Party) to any other Party hereto, except: (a) with respect to Section 8.05(b), this Section 11.05, Section 11.06, Section 11.07 and Article XII (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) with respect to any Liabilities incurred or suffered by a Party, to the extent such Liabilities were the result of fraud or the breach by another Party of any of its representations, warranties, covenants, or other agreements set forth in this Agreement.

Section 11.06 Amendment. At any time prior to the Closing, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Red Cat Vote, by written agreement signed by each of the Parties hereto; provided, however, that: (a) following the receipt of the Requisite Red Cat Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law would require further approval by the holders of Red Cat capital stock without such approval.

Section 11.07 Termination Fee. Notwithstanding anything to the contrary herein, if Red Cat accepts an Acquisition Proposal relating to a third party obtaining Control of the Target Companies collectively, an “Acquisition Proposal”), then Red Cat upon closing the Acquisition Proposal shall pay Unusual a non-refundable fee in the amount of $500,000 in cash or shares of Red Cat common stock if elected by Red Cat, at the highest VWAP prior to the date of issuance payable within 5 days. For purposes of the immediately preceding sentence, the term “obtaining control” or “acquiring control” (collectively “Control”) shall mean one or more Persons obtaining or acquiring more than 50.1% of the voting power of the Target Companies in the case of Red Cat. In no event shall a Termination Fee by payable if the Purchase and Sale is not consummated by the End Date (unless such End Date is extended by the written agreement of the Parties). Notwithstanding anything to the contrary herein, if Unusual: (a) terminates this Agreement unilaterally without cause (it being understood that the failure to consummate the Offering or the failure to obtain a listing with Nasdaq shall not be deemed to be a termination for cause); and (b) consummates a public offering within 12 months of termination of this Agreement, Unusual shall pay Red cat a non-refundable fee in the amount of $500,000 in cash or shares of Unusual if Unusual has a class of its securities listed for trading on a national securities exchange if elected by Unusual at the highest VWAP prior to the date of issuance, payable within 5 days after the consummation of any such alternative transaction.

Section 11.08 Extension; Waiver. At any time prior to the Closing, Red Cat, on the one hand, or Unusual, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other Party(ies); (b) waive any inaccuracies in the representations and warranties of the other Party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a Party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE XII
MISCELLANEOUS

Section 12.01 Disclosure Schedules.

(a)             The inclusion of any information in the Disclosure Schedules (the “Schedules”) shall not be deemed an admission or acknowledgment that such information is required to be listed in the Schedules or that such items are material. The Schedules are arranged in Sections corresponding to the Sections contained in this Agreement merely for convenience, and the disclosure of an item in one Section of the Schedules as an exception to a particular covenant, agreement, representation or warranty shall be deemed adequately disclosed as an exception with respect to all other covenants, agreements, representations and warranties to the extent that the relevance of such item to such other covenants, agreements, representations or warranties is reasonably apparent on its face without independent knowledge of the reader, notwithstanding the presence or absence of an appropriate cross-reference thereto.

(b)             Notwithstanding anything to the contrary herein, from time-to-time prior to the Closing, each Party may at its option supplement or amend and deliver updates to any Schedule that has been rendered inaccurate or incomplete since the Effective Date solely as a result of matters or events first occurring after the Effective Date as necessary to complete or correct any information in such Schedules. The updating Party(ies) shall provide the other Party(ies) with any such supplement or amendment by written notice (each, a “Schedule Update“). If the matters identified in a Schedule Update, individually or collectively with matters identified in any other Schedule Update, constitute a Material Adverse Effect on such Party, then the other Party(ies) may at any time within three Business Days following their receipt of any such Schedule Update, elect to terminate this Agreement pursuant to Article X. If the receiving Party does not so timely elect (subject to the preceding sentence with respect to the cumulative effect of matters identified in all Schedule Updates, whether prior to or after the Schedule Update in question), the Schedule Update shall be deemed to have amended the appropriate Schedule or Schedules as of the Effective Date, and shall be deemed to have qualified the applicable representations and warranties contained in this Agreement as of the Effective Date, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the existence of such matter.

Section 12.02 Interpretation; Construction.

(a)             The Recitals, each Exhibit and the Schedules are hereby incorporated into and made a part of this Agreement by reference. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Unless the context otherwise requires, references herein: (i) to “Article(s)”, “Section(s)”, “Exhibit(s)” and “Schedules” refer to the corresponding Article(s), Section(s), Exhibit(s) and Schedule(s) of or to this Agreement; (ii) to “Schedule(s)” refer to the corresponding Schedule(s) of the Disclosure Schedules; (iii) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time-to-time to the extent permitted by the provisions thereof; and (iv) to a statute means such statute as amended from time-to-time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Schedules.

(b)             The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 12.03 Survival. The representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Closing and expire at the various time referenced in Section 7.01. This Section 12.03 does not limit any covenant or agreement of the Parties contained in this Agreement which, by its terms, contemplates performance after the Closing.

Section 12.04 Governing Law. This Agreement and all Legal Proceedings (whether based on contract, tort, or statute) arising out of, relating to, or in connection with this Agreement or the actions of any of the Parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal Laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York.

Section 12.05 Submission to Jurisdiction. Each of the Parties hereto irrevocably agrees that any Legal Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other Party hereto or its successors or assigns shall be brought and determined exclusively in the federal or state court located in New York County, New York. Each of the Parties hereto hereby irrevocably submits with regard to any such Legal Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Legal Proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action, or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 12.06 Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each Party to this Agreement certifies and acknowledges that: (a) no Representative of any other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal action; (b) such Party has considered the implications of this waiver; (c) such Party makes this waiver voluntarily; and (d) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this section 11.06.

Section 12.07 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand providing proof of delivery; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective Parties at the following addresses (or to such other Persons or at such other address for a Party as shall be specified in a notice given in accordance with this Section 12.07):

If to Unusual:	Unusual Machines, Inc. 151 Calle de San Francisco STE 200 PMB 2106 San Juan, PR 00901-1607 Attention: Brandon Torres Declet, CEO Email: brandon@unusualmachines.com
with a copy (which will not constitute notice to Unusual) to:	Nason, Yeager, Gerson, Harris & Fumero, P.A. 3001 PGA Boulevard, Suite 305 Palm Beach Gardens, FL 33410 Attention: Michael D. Harris Email: Mharris@nasonyeager.com
If to Red Cat:	Red Cat Holdings, Inc. 15 Ave Munoz Rivera, Suite 2200 San Juan, Puerto Rico 00901 Attention: Joe Freedman, Co-Chair of the Special Committee Email: Jf@redcat.red
with a copy (which will not constitute notice to Red Cat) to:	Law Office of Harvey Kesner 500 Fifth Avenue New York, NY 10036 646-678-2543 Harvey@hkesnerlaw.com Attention: Harvey Kesner, Esq.

If to the Principal Stockholder with a copy (which will not constitute notice to Principal Stockholder) to:	Jeffrey Thompson Email: jeff@redcat.red

Section 12.08 Entire Agreement. This Agreement (including all Exhibit(s) and Schedules referred to herein), the Escrow Agreement and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the Parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement (other than an exception expressly set forth as such in the Schedules) or the Confidentiality Agreement, the statements in the body of this Agreement will control.

Section 12.09 No Third-Party Beneficiaries. Except as provided in Section 8.10 hereof (which shall be to the benefit of the Persons referred to in such Section), this Agreement is for the sole benefit of the Parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.10 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 12.11 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Red Cat, the Target Companies nor the Principal Stockholder, on the one hand, nor Unusual on the other hand, may assign its rights or obligations hereunder without the prior written consent of the other Party(ies). No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 12.12 Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a Party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a Party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 12.13 Specific Performance.

(a)             The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity.

(b)             Each Party further agrees that: (i) no such Party will oppose the granting of an injunction or specific performance as provided herein on the basis that the other Party has an adequate remedy at law has not been irreparably harmed or that an award of specific performance is not an appropriate remedy for any reason at law or equity; (ii) no such Party will oppose the specific performance of the terms and provisions of this Agreement; and (iii) no other Party or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Agreement, and each Party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

Section 12.14 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each Party to this Agreement will have received counterparts signed by all of the other Parties.

Section 12.15 Other Agreements. For a period commencing with the Closing Date continuing for a period of 5 years, Unusual and the Target Companies shall execute and deliver a Non-Competition Agreement with Red Cat for 5 years in form and substance mutually acceptable to the Parties pursuant to which Unusual and the Target Companies shall agree to restrict its activities and shall not design, manufacture, market, import, build or sell any Group 1 or Group 2 UAV/drone to customers which are Governmental Authorities and/or any third-party intermediary such as contractors or Red Cat’s to customers which are Governmental Authorities, without the prior written consent of Red Cat, and shall exclusively refer all such opportunities to Red Cat. The Non-Competition Agreement shall also provide that Unusual shall be entitled to usual and customary compensation for all sales by Red Cat for such referrals.

Section 12.16 No Sandbagging. No Party(ies) shall be liable to the other Party(ies) for any losses or damages based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of such Party(ies) contained in this Agreement if the other Party(ies) had Knowledge of such inaccuracy or breach prior to the Closing.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

UNUSUAL MACHINES, INC. a Puerto Rico corporation By: _______________________________ Name: Brandon Torres Declet, Title: Chief Executive Officer
RED CAT HOLDINGS, INC. a Nevada corporation By: _______________________________ Name: Joe Freedman Title: Lead Director
PRINCIPAL STOCKHOLDER: __________________________ Jeffrey Thompson

Exhibit A

Form of Registration Rights Agreement

(See attached)